                                              Filed pursuant to Rule 424(b)(3)
                                              Registration No. 33-49965


                                                           PROSPECTUS SUPPLEMENT
                                           (To Prospectus dated October 8, 1996)
                                      LOGO
                                  $500,000,000

                        THE CHASE MANHATTAN CORPORATION
                       SENIOR MEDIUM-TERM NOTES, SERIES D
                    SUBORDINATED MEDIUM-TERM NOTES, SERIES B
                DUE FROM 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE

     The Chase Manhattan Corporation (the "Company") may offer from time to time its Senior Medium-Term Notes, Series D (the "Senior Notes") and its Subordinated Medium-Term Notes, Series B (the "Subordinated Notes" and, together with the Senior Notes, the "Notes"), having an aggregate initial public offering price not to exceed $500,000,000. Of such $500,000,000, the aggregate initial public offering price of Notes remaining available for issuance as of the date of this Prospectus Supplement is approximately $292,700,000. Each Note will mature on a date from 9 months to 30 years from its date of issue, as mutually agreed between the purchaser and the Company.

     The Senior Notes will be unsecured obligations of the Company and the Subordinated Notes will be unsecured and subordinated obligations of the Company subject to acceleration only upon certain events of bankruptcy or reorganization as described in the accompanying Prospectus under "Description of Debt Securities". There will be no right of acceleration of the payment of the principal of the Subordinated Notes upon a default in the payment of interest or a default in the performance of any covenant or agreement in the Subordinated Notes or the Subordinated Indenture (as defined in this Prospectus Supplement). See "Description of Debt Securities -- Subordinated Securities" in the accompanying Prospectus.
                                                                     (continued)

     THE NOTES ARE UNSECURED DEBT OBLIGATIONS OF THE COMPANY, ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.
                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
        SUPPLEMENT, ANY SUPPLEMENT HERETO OR THE PROSPECTUS. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  Agents' Discounts and Commissions
              Price to Public (1)                (2)                   Proceeds to Company (2)(3)
------------------------------------------------------------------------------------------------------
Per Note             100%                   .20% - 3.00%                      97.0% - 99.8%
------------------------------------------------------------------------------------------------------
Total           $500,000,000(4)      $1,000,000 - $15,000,000(4)     $485,000,000 - $499,000,000(4)
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) Unless otherwise specified in the applicable Pricing Supplement, each Note will be issued at 100% of its principal amount.

(2) The Company will pay Smith Barney Inc., as agent, and such other agents as may be named from time to time (the "Agents"), a commission, which may range from .20% to 3.00% of the principal amount of any Note, depending upon its maturity, sold through such Agent, unless otherwise specified in the applicable Pricing Supplement. The Company may also sell Notes to any Agent, acting as principal, at a discount for resale at a fixed offering price or at varying prices related to market prices at the time of resale. The commission on or discount with respect to such sales will be negotiated at the time of such sale. The Company may also sell Notes directly to investors, and no commission will be payable on any such sales made by the Company.

(3) Before deducting expenses payable by the Company estimated at $150,000.

(4) Or the equivalent thereof in other currencies or currency units.

                            ------------------------

                               SMITH BARNEY INC.
                            ------------------------

           The date of this Prospectus Supplement is October 8, 1996.

     The Notes will be issued in fully registered form in denominations of $1,000 and integral multiples of $1,000 in excess thereof, unless otherwise provided in the accompanying supplement to this Prospectus Supplement (a "Pricing Supplement"). The Notes may be redeemable at the option of the Company or the holder thereof, or obligate the Company to redeem or purchase the Notes pursuant to sinking fund or analogous provisions, in each case as indicated in the applicable Pricing Supplement. See "Description of the Medium-Term Notes" in this Prospectus Supplement.

     Each Note will be represented by a global Note (a "Global Note") registered in the name of a nominee of The Depository Trust Company, as Depositary, or other depositary (each such Note represented by a Global Note being referred to herein as a "Book-Entry Note"). Beneficial interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary or its participants. Except as described under "Description of the Medium-Term Notes -- Book-Entry Notes" in this Prospectus Supplement, owners of Notes will not be entitled to receive physical delivery of Notes in definitive form, and the Depositary, and not the owners of beneficial interests of the Notes, will be considered the holder thereof.

     The series designation of the Notes, the interest rate or interest rate formula, if any, issue price, stated maturity, any interest payment dates, any redemption provisions and any repayment provisions for each Note will be established by the Company prior to the date of issuance of such Note and will be indicated in the applicable Pricing Supplement. The Notes may bear interest at (i) a fixed rate ("Fixed Rate Notes") or (ii) a floating rate ("Floating Rate Notes") on which rates are determined, and adjusted periodically, by reference to an interest rate basis or formula, adjusted by a Spread or Spread Multiplier (each as defined herein), if any. Interest rates and interest rate formulas are subject to change by the Company, but no such change will affect any Note already issued or which the Company has agreed to issue. Fixed Rate Notes may be issued in the form of Original Issue Discount Notes (as defined herein) which will be offered at a discount from the principal amount thereof due at the stated maturity of such Notes. There may not be any periodic payments of interest on Original Issue Discount Notes. In the event of an acceleration of maturity of any Original Issue Discount Note, the amount payable to the holder of such Original Issue Discount Note upon such acceleration will be determined in accordance with the applicable Pricing Supplement and the terms of such security, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Note.

     A foreign currency supplement (a "Multi-Currency Prospectus Supplement") relating to Notes denominated in other than U.S. dollars will describe certain terms that relate to such Notes.

     Unless otherwise indicated in the applicable Pricing Supplement, interest on the Notes will be payable monthly on the 15th day of each month and at stated maturity.

     The Notes may be offered on a continuing basis by the Company through the Agents, each of which has agreed or will agree to use reasonable best efforts to solicit offers to purchase the Notes. The Agents may include affiliates of the Company, which have separately agreed to use reasonable efforts to solicit offers to purchase the Notes. The Company may also sell the Notes to any Agent, acting as principal, for its own account or for resale to one or more investors or to another broker-dealer (acting as principal for purposes of resale) at a fixed offering price or at varying prices related to prevailing market prices at the time of resale. The Company may also accept (but not solicit) offers to purchase Notes through additional agents on substantially the same terms and conditions as would apply to sales through Agents. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer or solicitation of offers made hereby without notice. The Company or any Agent, if it solicits such offer, may reject any offer in whole or in part. See "Plan of Distribution" in this Prospectus Supplement.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE AGENTS. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED HEREBY NOR DO THEY CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION THEY CONTAIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                      DESCRIPTION OF THE MEDIUM-TERM NOTES

     The following description of the particular terms of the Notes offered hereby (referred to in the accompanying Prospectus as the "Debt Securities" and the "Senior Securities" or the "Subordinated Securities", as applicable) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities, Senior Securities and Subordinated Securities, as the case may be, set forth in the Prospectus, to which description reference is hereby made. The following description will apply to the Notes unless otherwise specified in the applicable Pricing Supplement.

GENERAL

     The Notes are limited initially to an aggregate initial public offering price not to exceed U.S. $500,000,000. Such limit may be increased by action of the Company's Board of Directors or, subject to certain limitations, its Borrowings Committee. The aggregate principal amount of Subordinated Notes issued prior to the date of this Prospectus Supplement and outstanding as of the date of this Prospectus Supplement is approximately $207,300,000. There are no Senior Notes outstanding as of the date of this Prospectus Supplement.

     The Notes offered hereby may be Senior Securities or Subordinated Securities. The Notes constituting Senior Securities will be issued under the Indenture, dated as of December 1, 1989, as amended, between the Company and Bankers Trust Company, as Trustee (the "Senior Indenture"), will constitute one series of Senior Securities established by the Company pursuant to such Senior Indenture and will rank pari passu with all other Senior Securities of the Company. The Notes constituting Subordinated Securities will be issued under the Indenture, dated as of April 1, 1987, as amended and restated as of December 15, 1992, and as further amended, between the Company and First Trust of New York, National Association, as Trustee (the "Subordinated Indenture" and, together with the Senior Indenture, the "Indentures"), will constitute one series of Subordinated Securities established by the Company pursuant to such Subordinated Indenture, will rank pari passu with all other subordinated debt of the Company and, together with such other subordinated debt, will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness (as defined in the Subordinated Indenture) of the Company and, under the circumstances described in the Subordinated Indenture, to Additional Senior Obligations of the Company. See "Description of Debt Securities -- Subordinated
Securities -- Subordination" in the accompanying Prospectus. As of June 30, 1996, the aggregate principal amount of Senior Indebtedness and Additional Senior Obligations (as each such term is defined in the Subordinated Indenture) outstanding was approximately $9.20 billion. The statements in this Prospectus Supplement concerning the Notes do not purport to be complete and are subject to, and qualified in their entirety by reference to, the Senior Indenture and the Subordinated Indenture, including definitions therein of certain terms.

     Payment of principal of the Notes constituting Subordinated Securities may be accelerated only upon certain events of bankruptcy or reorganization of the Company. There is no right of acceleration of the payment of principal of the Notes constituting Subordinated Securities upon a default in the payment of interest on such Notes or in the performance of any covenant of the Company contained in the Subordinated Indenture. See "Description of Debt
Securities -- Subordinated Securities -- Defaults and Waiver Thereof " in the accompanying Prospectus. Except as may be set forth in a supplement to this Prospectus Supplement, the Notes constituting Subordinated Securities are not convertible into any other securities and are not exchangeable for Capital Securities (as defined in the Subordinated Indenture) of the Company. See "Description of Debt Securities -- Subordinated Securities" in the accompanying Prospectus.

     The Notes are being offered on a continuing basis. Each Note will mature on a Business Day from 9 months to 30 years from its date of issue, as mutually agreed between the purchaser and the Company. Except as provided in the applicable Pricing Supplement, the Notes will not be subject to redemption or repayment prior to maturity and will not be subject to any sinking fund.

     The Notes may be (i) Fixed Rate Notes or (ii) Floating Rate Notes on which rates are determined, and adjusted periodically, by reference to an interest rate basis or formula, adjusted by a Spread or Spread Multiplier, if any. See "Interest and Interest Rates" below. Fixed Rate Notes may be issued in the form of Original Issue Discount Notes (as defined in "Certain United States Federal Income Tax Consequences" below) which will be offered at a discount from the principal amount thereof due at the stated maturity of such Notes. There may not be any periodic payments of interest on Original Issue Discount Notes. In the event of an acceleration of maturity of any Original Issue Discount Note, the amount payable to the holder of such Original Issue Discount Note upon such acceleration will be determined in accordance with the applicable Pricing Supplement and the terms of such security, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Note. For a discussion of the United States federal income tax consequences with respect to Original Issue Discount Notes, see "Certain United States Federal Income Tax Consequences" below.

     The Notes will be denominated in U.S. dollars and payments of principal of and interest on the Notes will be made in U.S. dollars, except as may otherwise be provided in an applicable Pricing Supplement and Multi-Currency Prospectus Supplement. Except as provided in the applicable Pricing Supplement, the authorized denominations of the Notes denominated in U.S. dollars will be U.S. $1,000 and integral multiples of U.S. $1,000 in excess thereof.

     Each Note will be issued as a Book-Entry Note. All Notes issued on the same day and having the same terms (including, but not limited to, the same series designation, Interest Payment Dates, rate of interest, date of maturity and redemption or repayment provisions) will be represented by a single Book-Entry Note. A beneficial interest in a Book-Entry Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary or its participants and, except under the limited circumstances described below, Book-Entry Notes will not be issuable in certificated form. See "Book-Entry Notes" below. In the case of Book-Entry Notes, payments of principal and interest will be made to the Depositary or its nominee. Payments to beneficial owners of Book-Entry Notes will be made through the Depositary and its participants. See "Book-Entry Notes" below.

     If the Notes are to be denominated in a foreign currency or composite currency, then certain provisions with respect thereto will be set forth in a Multi-Currency Prospectus Supplement and the applicable Pricing Supplement. The Notes may also be issued with the principal amount thereof payable at stated maturity and the interest payable thereon to be determined by reference to one or more financial or other indices, as specified in the applicable Pricing Supplement.

INTEREST AND INTEREST RATES

     Each Note, except certain Original Issue Discount Notes, will accrue interest from and including its date of issue and will be either a Fixed Rate Note or a Floating Rate Note. The applicable Pricing Supplement will designate whether a particular Note is a Fixed Rate Note or a Floating Rate Note and, in the case of a Floating Rate Note, the interest rate basis or formula applicable to such Note.

     Interest on a Note will be payable on the first Interest Payment Date following its date of issue, unless the date of its issue is on or after the Record Date for such Interest Payment Date, in which event interest will be payable commencing on the next following Interest Payment Date. Unless otherwise indicated in the applicable Pricing Supplement, if any Interest Payment Date other than the date of maturity for any Floating Rate Note falls on a day that is not a Market Day, such Interest Payment Date shall be postponed to the next day that is a Market Day. If the date of maturity for any Fixed Rate Note or Floating Rate Note or the Interest Payment Date for any Fixed Rate Note falls on a day that is not a Market Day, payment of principal, premium, if any, and interest with respect to such Note will be paid on the next succeeding Market Day with the same force and effect as if made on such date of maturity or Interest Payment Date and no interest on such payment will accrue from and after such date of maturity or Interest Payment Date. "Market Day" means any Business Day or any other day specified in the applicable Pricing Supplement. "Business Day" means any day that is not a Saturday or Sunday and that in New York City, is not a day on which banking institutions generally are authorized or required by law or executive order to close. "Record Date" means the date on which a Note must be held in order for the holder to receive an interest payment on the next Interest Payment Date. Unless otherwise specified in a Note and the applicable Pricing Supplement, the Record Date for any Interest Payment Date will be the fifteenth day (whether or not a Market Day) next preceding such Interest Payment Date. "Interest Payment Date" means the date on which payments of interest on a Note (other than payments on maturity) are to be made.

     The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States laws of general application. Under current New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit will not apply to Notes in a principal amount of $2,500,000 or more.

     Unless otherwise indicated in the applicable Pricing Supplement, interest on the Notes will be payable monthly on the 15th day of each month and at stated maturity.

FLOATING RATE NOTES

     The applicable Pricing Supplement relating to a Floating Rate Note will specify the Spread or Spread Multiplier, if any, and the maximum or minimum interest rate limitation or ceiling, if any, applicable to each Floating Rate Note. "Spread" means the constant amount to be added to the interest rate index in effect with respect to a Floating Rate Note. "Spread Multiplier" means the percentage by which the interest rate index in effect with respect to a Floating Rate Note is to be multiplied. The Pricing Supplement may also contain particulars as to the Calculation Agent, Calculation Date, Index Maturity, Initial Interest Rate, Interest Determination Date and Reset Date (each as defined below), as well as the applicable Interest Payment Date and Record Dates with respect to each Note. "Calculation Agent" means the agent appointed by the Company to calculate interest rates for Floating Rate Notes. "Calculation Date" means the date on which the Calculation Agent is to calculate an interest rate for a Floating Rate Note. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate index or formula is based.

     Unless otherwise indicated in the applicable Pricing Supplement, each interest payment on any Interest Payment Date in respect of Floating Rate Notes (other than Floating Rate Notes that reset daily or weekly) will include interest accrued from and including the date of issue or the last date to which interest has been paid, as the case may be, to but excluding the applicable Interest Payment Date or the date of maturity, as the case may be. In the case of Floating Rate Notes that reset daily or weekly, unless otherwise indicated in the applicable Pricing Supplement, each interest payment on any Interest Payment Date will include interest accrued from and including the date of issue or from but excluding the last date in respect of which interest has been paid, as the case may be, to and including the Record Date preceding the applicable Interest Payment Date or to but excluding the date of maturity, as the case may be.

     With respect to a Floating Rate Note, accrued interest will be calculated by multiplying the principal amount of such Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor (expressed as a decimal rounded to the nearest ten-thousandth, with five hundred-thousandths rounded upwards) for each such day is computed by dividing the interest rate in effect on such day (expressed as a decimal rounded to the nearest ten-thousandth, with five hundredth-thousandths rounded upwards) by (i) the actual number of days in the year, in the case of Floating Rate Notes that apply an interest formula based on treasury rates, and (ii) 360, in the case of all other Floating Rate Notes. The interest rate in effect on each day with respect to a Floating Rate Note will be (i) if such day is a Reset Date, the interest rate with respect to the Interest Determination Date pertaining to such Reset Date, or (ii) if such day is not a Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the preceding Reset Date, subject in either case to any adjustment by a Spread or a Spread Multiplier and to any maximum or minimum interest rate limitation. "Reset Date" means the date on which a Floating Rate Note will begin to bear interest at the interest rate determined as of any Interest Determination Date. "Interest Determination Date" means the date as of which the interest rate for a Floating Rate Note is to be calculated, to be effective as of the following Reset Date and calculated on the related Calculation Date. In all such cases, however, (i) the interest rate in effect for the period from and including the date of issue to the initial Reset Date set forth in the Pricing Supplement with respect to such Note will be the Initial Interest Rate specified in the applicable Pricing Supplement and (ii) the interest rate in effect for the ten calendar days prior to the date of maturity will be that in effect on the tenth calendar day preceding such date of maturity. "Initial Interest Rate" means the rate at which a Floating Rate Note will bear interest from and including the date of issue to but excluding the first Reset Date, as set forth in the Note and the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, The Chase Manhattan Bank will be the "Calculation Agent" with respect to calculating the rate of interest payable on Floating Rate Notes. Upon the request of a registered holder of a Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if different, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to such Floating Rate Note.

FIXED RATE NOTES

     The applicable Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Note (which may be zero). Fixed Rate Notes may bear one or more annual rates of interest during the periods or under the circumstances specified therein and in the applicable Pricing Supplement. Interest, if any, on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

BOOK-ENTRY NOTES

     Upon issuance, all Book-Entry Notes issued the same day and having the same terms (including, but not limited to, the same series designation, Interest Payment Dates, rate of interest, date of maturity, and redemption or repayment provisions) will be represented by one or more permanent Global Notes. Each permanent Global Note representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, as Depositary (the "Depositary"), and will be registered in the name of a nominee of the Depositary, or other depositary, or will remain in the custody of the Trustee under the applicable Indenture pursuant to the FAST Balance Certificate Agreement between the Depositary and each Trustee. No permanent Global Note may be transferred except as a whole by the Depositary for such permanent Global Note to a nominee of the Depositary or by a nominee of the Depositary to another nominee of the Depositary.

     Ownership of Book-Entry Notes will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of Book-Entry Notes by participants will only be evidenced by, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee, as the case may be. Ownership of Book-Entry Notes by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer Book-Entry Notes.

     The Company expects that, pursuant to procedures established by the Depositary, upon the issuance of a permanent Global Note representing Book-Entry Notes, and the deposit of such permanent Global Note with, or for the account of, the Depositary, the Depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the Book-Entry Notes represented by such permanent Global Note to the accounts of participants. The accounts to be credited shall be designated by the soliciting Agent, or by the Company if such Notes are offered and sold directly by the Company.

     Payments of principal, premium, if any, and interest on Book-Entry Notes represented by any permanent Global Note registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and the holder of the permanent Global Note representing such Book-Entry Notes. The Company expects that the Depositary, upon receipt of any payment of principal, premium, if any, or interest in respect of a permanent Global Note, will immediately credit, on its book-entry registration and transfer system, accounts of the relevant participants with such payment in amounts proportionate to their respective beneficial interests in the principal amount of such permanent Global Note as shown on the records of the Depositary. Payments by participants to owners of Book-Entry Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will be the responsibility of such participants. None of the Company, either Trustee or the Paying Agent or any other agent of the Company, will have any responsibility or liability for any aspect of the Depositary's records or any participant's records relating to or payments made on account of Book-Entry Notes or for maintaining, supervising or reviewing any of the Depositary's records or any participant's records relating to such Book-Entry Notes.

     Book-Entry Notes represented by a permanent Global Note are exchangeable for definitive Notes, in registered form, of like tenor and of an equal aggregate principal amount, only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such permanent Global Note or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and a successor depositary is not appointed by the Company within 90 days, (ii) the Company in its sole discretion determines that such Book-Entry Notes shall be exchangeable for definitive Notes in registered form or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default with respect to the Notes. Any permanent Global Note representing Book-Entry Notes that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, in denominations of U.S. $1,000 and integral multiples of U.S. $1,000 in excess thereof. Such definitive Notes shall be registered in the name or names of such person or persons as the Depositary shall instruct the relevant Trustee or registrar. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of Book-Entry Notes.

     Except as provided above, owners of Book-Entry Notes will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the holders thereof for any purpose under the relevant Indenture, and no permanent Global Note representing Book-Entry Notes shall be exchangeable, except for another permanent Global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. As a result, the ability of a holder of a beneficial interest in a Note to pledge such Note to persons or entities that do not participate in the Depositary's system, or to otherwise take action with respect to such interests, may be affected by the lack of a physical certificate evidencing such interest. Accordingly, each person owning a Book-Entry Note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the relevant Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or an owner of a Book-Entry Note desires to give or take any action a holder is entitled to give or take under the relevant Indenture, the Depositary would authorize the participants owning the relevant Book-Entry Notes to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes to the accounts of the participants, thereby eliminating the need for physical transfer and delivery of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes certain United States federal income tax consequences of the ownership of Notes as of the date hereof. Except where noted, it deals only with Notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, insurance companies, persons holding Notes as a part of a hedging or conversion transaction or a straddle or holders of Notes whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below does not include any description of the tax laws of any state, local or foreign governments that may be applicable to the Notes or the holders thereof. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in

United States federal income tax consequences different from those discussed below. Any special United States federal income tax considerations relevant to a particular issue of the Notes will be provided in the applicable Pricing Supplement. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

PAYMENTS OF INTEREST

     Except as set forth below, interest on a Note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes. As used herein, a "United States Holder" of a Note means a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. A "Non-United States Holder" is a holder that is not a United States Holder. If payments on a Note are denominated in or determined by reference to currencies or composite currencies other than U.S. dollars ("Foreign Currency"), special rules apply. Such rules will be described in the applicable Pricing Supplement.

ORIGINAL ISSUE DISCOUNT

     United States Holders of Notes issued with original issue discount ("OID") will be subject to special tax accounting rules, as described in greater detail below. United States Holders of such Notes should be aware that they generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, United States Holders of such Notes generally will not be required to include separately in income cash payments received on the Notes, even if denominated as interest, to the extent such payments do not constitute qualified stated interest (as defined below). Notes issued with OID will be referred to as "Original Issue Discount Notes." Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Note will be an Original Issue Discount Note.

     This summary is based upon Treasury regulations addressing debt instruments with OID (the "OID Regulations"). A Note with an "issue price" that is less than its stated redemption price at maturity (the sum of all payments to be made on the Note other than "qualified stated interest") generally will be issued with original issue discount if such difference is at least 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity. The "issue price" of each Note in a particular offering will be the first price at which a substantial amount of that particular offering is sold (other than to an underwriter, placement agent or wholesaler). The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Note will bear interest that is not qualified stated interest.

     In the case of a Note issued with de minimis OID (i.e., discount that is not OID because it is less than 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity), the United States Holder generally must include such de minimis OID in income as stated principal payments on the Notes are made in proportion to the amount of principal paid. Any amount of de minimis OID that has been included in income shall be treated as capital gain.

     Certain of the Notes may be redeemed prior to their stated maturity at the option of the Company and/or at the option of the holder. Original Issue Discount Notes containing such features may be subject to rules that differ from the general rules discussed herein. Persons considering the purchase of Original Issue Discount Notes with such features should carefully examine the applicable Pricing Supplement and should consult their own tax advisors with respect to such features since the tax consequences with respect to OID will depend, in part, on the particular terms and features of the Notes.

     United States Holders of Original Issue Discount Notes with a maturity upon issuance of more than one year must, in general, include OID in income in advance of the receipt of some or all of the related cash payments. The amount of OID includible in income by the initial United States Holder of an Original Issue Discount Note is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of the taxable year in which such United States Holder held such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an Original Issue Discount Note may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over
(b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of a Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments made on such Note (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, a United States Holder will have to include in income increasingly greater amounts of OID in successive accrual periods. The Company is required to provide information returns stating the amount of OID accrued on Notes held of record by persons other than corporations and other exempt holders.

     In the case of an Original Issue Discount Note that is a Floating Rate Note, both the "yield to maturity" and "qualified stated interest" will be determined solely for purposes of calculating the accrual of OID as though the Note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the Note on its date of issue or, in the case of certain Floating Rate Notes, the rate that reflects the yield to maturity that is reasonably expected for the Note. Additional rules may apply if interest on a Floating Rate Note is based on more than one interest index. Persons considering the purchase of Floating Rate Notes should carefully examine the applicable Pricing Supplement and should consult their own tax advisors regarding the United States federal income tax consequences of the holding and disposition of such Notes.

     United States Holders may elect to treat all interest on any Note as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. The election is to be made for the taxable year in which the United States Holder acquired the Note, and may not be revoked without the consent of the Internal Revenue Service (the "IRS"). UNITED STATES HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS ABOUT THIS ELECTION.

SHORT-TERM NOTES

     In the case of Original Issue Discount Notes having a term of one year or less ("Short-Term Notes"), under the OID Regulations all payments (including all stated interest) will be included in the stated redemption price at maturity and, thus, United States Holders will generally be taxable on the discount in lieu of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a Short-Term Note, unless the United States Holder elects to compute this discount using tax basis instead of issue price. In general, individuals and certain other cash method United States Holders of a Short-Term Note are not required to include accrued discount in their income currently unless they elect to do so. United States Holders that report income for United States federal income tax purposes on the accrual method and certain other United States Holders are required to accrue discount on such Short-Term Notes (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. In the case of a United States Holder that is not required, and does not elect, to include discount in income currently, any gain realized on the sale, exchange or retirement of the Short-Term Note will be ordinary income to the extent of the discount accrued through the date of sale, exchange or retirement. In addition, a United States Holder that does not elect to currently include accrued discount in income may be required to defer deductions for a portion of the United States Holder's interest expense with respect to any indebtedness incurred or continued to purchase or carry such Notes.

MARKET DISCOUNT

     If a United States Holder purchases a Note (other than an Original Issue Discount Note) for an amount that is less than its stated redemption price at maturity or, in the case of an Original Issue Discount Note, its adjusted issue price, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

ACQUISITION PREMIUM; AMORTIZABLE BOND PREMIUM

     A United States Holder that purchases a Note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest will be considered to have purchased such Note at an "acquisition premium." Under the acquisition premium rules, the amount of OID which such holder must include in its gross income with respect to such Note for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

     A United States Holder that purchases a Note for an amount in excess of the sum of all amounts payable on the Note after the purchase date other than qualified stated interest will be considered to have purchased the Note at a "premium" and will not be required to include any OID in income. A United States Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the Note. Bond premium on a Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

     Proposed Treasury regulations issued on June 27, 1996 would clarify the treatment of bond premium. Among the provisions contained in the proposed regulations is a provision that generally provides that premium may be amortized to offset interest income only as a United States Holder takes the qualified stated interest into account under the holder's regular accounting method. Moreover, the proposed Treasury regulations generally provide that in the case of instruments that provide for alternative payment schedules, bond premium is calculated by assuming that both the issuer and the holder will exercise or not exercise options in a manner that maximizes the holder's yield. If adopted, the regulations would be effective for debt instruments acquired on or after the date 60 days after the date final regulations are published in the Federal Register. However, if a United States Holder elects to amortize bond premium for the taxable year containing such effective date, the proposed Treasury regulations would apply to all the United States Holder's debt instruments held on or after the first day of that taxable year.

SALE, EXCHANGE AND RETIREMENT OF NOTES

     A United States Holder's tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by OID, market discount or any discount with respect to a Short-Term Note previously included in income by the United States Holder and reduced by any amortized premium and any cash payments on the Note other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less any accrued qualified stated interest, which will be taxable as such) and the adjusted tax basis of the Note. Except as described above with respect to certain Short-Term Notes or with respect to market discount, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition the Note has been held for more than one year. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

NON-UNITED STATES HOLDERS

     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest (which for purposes of this discussion includes OID) on a Note owned by a Non-United States Holder, provided (i) that the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership,
     (iii) the beneficial owner is not a bank whose receipt of interest on a
     Note is described in section 881(c)(3)(A) of the Code and (iv) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder;

          (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange, retirement or other disposition of a Note; and

          (c) a Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

     To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States person. Pursuant to current temporary Treasury regulations, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States person (which certification may be made on an Internal Revenue Service Form W-8 (or successor form)) or (2) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

     If a Non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of premium, if any, and interest (including OID) made to such Non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (1) Internal Revenue Service Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) Internal Revenue Service Form 4224 (or successor form) stating that interest paid on the
Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

     If a Non-United States Holder is engaged in a trade or business in the United States and premium, if any, or interest (including OID) on the Note is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such income on a net income basis in the same manner as if it were a United States Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such premium, if any, and interest (including OID) on a Note will be included in such foreign corporation's earnings and profits.

     Any gain or income realized upon the sale, exchange, retirement or other disposition of a Note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder, or (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to certain payments of principal, interest, OID and premium paid on Notes and to the proceeds of sale of a Note made to United States Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

     No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (a)(iv) under "Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

     In addition, backup withholding and information reporting will not apply if payments of the principal, interest, OID or premium on a Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Note, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption. Temporary Treasury regulations provide that the Treasury is considering whether backup withholding will apply with respect to such payments of principal, interest or the proceeds of a sale that are not subject to backup withholding under the current regulations.

     Payments of principal, interest, OID and premium on a Note paid to the beneficial owner of a Note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a Note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in
(a)(iv) above and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuing basis by the Company through Smith Barney Inc. in those jurisdictions where such offering by the Company is authorized. No commission or underwriting discount will be payable on any sale made directly to an investor by the Company.

     The Company may also sell the Notes to or through Agents that become parties to a Master Agency Agreement (each an "Agent"), the form of which is filed as exhibit to the Registration Statement referred to in the accompanying Prospectus (the "Retail Master Agency Agreement"). Each Agent's obligations are separate and several from that of any other Agent. Each Agent will use reasonable best efforts when requested by the Company to solicit purchases of the Notes. The Company will pay each Agent a commission to be negotiated at the time of sale, which may range from .20% to 3.00% of the principal amount of each Note, depending on its stated maturity, sold through such Agent, unless otherwise specified in the applicable Pricing Supplement. The Agents may include Chase Securities Inc., a wholly owned subsidiary of the Company, which has separately agreed to use its reasonable best efforts to solicit offers to purchase the Notes.

     The Company also may sell Notes to any Agent, acting as principal, for its own account or for resale to one or more investors or other purchasers, including other broker-dealers. The Company may also accept (but not solicit) offers to purchase Notes through additional agents on substantially the same terms and conditions (including commissions) as would apply to purchases under the Retail Master Agency Agreement.

     The Agents may sell any Notes they have purchased as principal to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage ranging from .20% to 3.00% of the principal amount of such Note, depending upon its stated maturity, and may be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or may be resold to certain dealers as described above. After the initial public offering of any Notes, the public offering price, concession and discount may be changed.

     The name of any Agent or other person through which Notes are sold by the Company or to which Notes are sold for resale to investors, as well as any commissions or discounts payable to such Agents or other persons in respect thereof, will be set forth in the applicable Pricing Supplement.

     The Company will have the sole right to accept offers to purchase Notes and may, in its absolute discretion, reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any proposed purchase of Notes through it.

     Any agent, including any Agent, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Act"). The Company will agree to indemnify each Agent and certain other persons against certain liabilities, including liabilities under the Act.

     The Notes are not, and will not be, listed on any securities exchange. The Company has been advised by the Agents that each of the Agents may from time to time purchase and sell Notes in the secondary market, but is not obligated to do so and may discontinue making a market in such Notes at any time without notice. No assurance can be given as to the existence or liquidity of any secondary market for the Notes.

     The Agents engage or may engage in transactions with and perform services for the Company in the ordinary course of business.

     The offer and sale of any Notes by Chase Securities Inc. will comply with the requirements of Schedule E to the By-laws of the National Association of Securities Dealers, Inc. See "Plan of Distribution" in the accompanying Prospectus.

     Unless otherwise indicated in the Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in New York City on the date of settlement.

     In addition to Notes being offered through the Agents as described herein, other series of notes (including other series of Medium-Term Notes) that may have terms identical or similar to the terms of the Notes may be concurrently offered by the Company on a continuous basis both inside and outside the United States pursuant to separate distribution agreements with the Agents or other agents. Pursuant to such agreements, such agents may also purchase notes as principal for their own account or for resale, and the Company may make direct sales of notes on its own behalf. Any notes so offered and sold in excess of certain amounts will reduce correspondingly the maximum aggregate principal amount of Notes that may be offered by this Prospectus Supplement and the accompanying Prospectus.

                                 LEGAL OPINIONS

     The validity of the Notes being offered hereby will be passed upon for the Company by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York, counsel for the Company, and for the Agents, by Cravath, Swaine & Moore, New York, New York. Cravath, Swaine & Moore has represented and continues to represent the Company and its subsidiaries in a substantial number of matters on a regular basis.

     All such opinions will be conditioned upon, and subject to, certain assumptions regarding future action required to be taken by the Company and the appropriate Trustee in connection with the issuance and sale of any particular Note offered hereby, the specific terms of Notes offered hereby and other matters which may affect the validity of Notes offered hereby but which cannot be ascertained on the date of such opinions.

                                                                      PROSPECTUS

                                      LOGO

                        The Chase Manhattan Corporation
                                Debt Securities
                                Preferred Stock
                               Depositary Shares
                                  Common Stock
                                    Warrants
    The Chase Manhattan Corporation (the "Company") intends to issue from time to time in one or more series its (i) unsecured debt securities, which may either be senior (the "Senior Securities") or subordinated (the "Subordinated Securities"; the Senior Securities and the Subordinated Securities being referred to collectively as the "Debt Securities"), (ii) warrants to purchase the Debt Securities (the "Debt Warrants"), (iii) shares of preferred stock, par value $1 per share (the "Preferred Stock"), which may be issued in the form of depositary shares evidenced by depositary receipts (the "Depositary Shares"),
(iv) warrants to purchase the Preferred Stock or Depositary Shares ("Preferred Stock Warrants"), (v) shares of common stock, par value $1 per share (the "Common Stock"), (vi) warrants to purchase shares of Common Stock ("Common Stock Warrants"; the Debt Warrants, Preferred Stock Warrants and Common Stock Warrants being referred to herein collectively as the "Securities Warrants"); and (vii) currency warrants entitling the holder to receive the cash value in U.S. dollars of the right to purchase or the right to sell foreign currencies or composite currencies, including European Currency Units ("ECU") (the "Currency Warrants"), having an aggregate initial public offering price not to exceed approximately $2,088,800,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including ECU, on terms to be determined at the time of sale. The Debt Securities, Preferred Stock, Depositary Shares, Common Stock, Securities Warrants and Currency Warrants offered hereby (collectively, the "Offered Securities") may be offered, separately or as units with other Offered Securities, in separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

    The Senior Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Subordinated Securities will be subordinate to all existing and future Senior Indebtedness and, under certain circumstances, Additional Senior Obligations, each as defined herein. The holders of Subordinated Securities of any series may be obligated at maturity to exchange such Subordinated Securities for Capital Securities of the Company (as defined herein). Unless otherwise indicated in the applicable Prospectus Supplement, the maturity of the Subordinated Securities will be subject to acceleration only in the event of certain events of bankruptcy or reorganization of the Company. See "Description of Debt Securities".

    The specific terms of the Offered Securities in respect of which this Prospectus is being delivered, such as, where applicable (i) in the case of Debt Securities, the specific designation, aggregate principal amount, currency, denomination, maturity, priority, interest rate (which may be variable or fixed), time of payment of interest, terms for optional redemption or repayment or for sinking fund payments, terms for conversion into or exchange for Capital Securities or other Offered Securities, the designation of the Trustee acting under the applicable Indenture and the initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, number of shares or fractional interests therein, and the dividend, liquidation, redemption, conversion, voting and other rights, the initial public offering price, and whether interests in the Preferred Stock will be represented by Depositary Shares; (iii) in the case of Common Stock, the number of shares and initial offering price; (iv) in the case of Securities Warrants, the duration, offering price, exercise price and detachability thereof; (v) in the case of Currency Warrants, whether the Currency Warrants are call warrants or put warrants, the currency to which U.S. dollars will be compared, the method of determining the cash value payable upon exercise of such Currency Warrants, the aggregate amount, offering price and exercise period of such Currency Warrants, the risks associated with such Currency Warrants and the manner of and any restrictions on the exercise of such Currency Warrants (see "Risk Factors Relating to Currency Warrants"); and (vi) in the case of all Offered Securities, whether such Offered Security will be offered separately or as a unit with other Offered Securities, will be set forth in the accompanying Prospectus Supplement. The Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by the Prospectus Supplement.

    The Offered Securities may be sold for public offering to underwriters or dealers, which may be a group of underwriters represented by one or more managing underwriters. In addition, the Offered Securities may be sold directly by the Company or through agents designated from time to time. See "Plan of Distribution". The names of any such agents, dealers or managing underwriters, and of any underwriters, involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered and the applicable agent's commission, dealer's purchase price or underwriter's discount will be set forth in the Prospectus Supplement. The net proceeds to the Company from such sale will also be set forth in the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering of Offered Securities may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution".

    This Prospectus and the related Prospectus Supplement may be used by direct or indirect wholly-owned subsidiaries of the Company, including Chase Securities Inc., in connection with offers and sales related to secondary market transactions in Offered Securities. Such subsidiaries may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

    THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF OFFERED SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT. THE DEBT SECURITIES WILL BE UNSECURED OBLIGATIONS OF THE COMPANY, WILL NOT BE OBLIGATIONS OF A DEPOSITORY INSTITUTION AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 8, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Certain of the Company's securities are listed on the New York Stock Exchange, and reports, proxy material and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The Company is an electronic filer, and the Commission maintains a Web site (located at http//www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company are incorporated by reference in this Prospectus:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

          (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996;

          (c) The Company's Current Reports on Form 8-K dated January 12, 1996, January 18, 1996, January 19, 1996, February 5, 1996, March 25, 1996, March 31, 1996, April 16, 1996, July 17, 1996 and September 30, 1996; and

          (d) The descriptions of the Common Stock and the Preferred Stock set forth in the Company's Registration Statements filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Offered Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in the accompanying Prospectus Supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO: THE CHASE MANHATTAN CORPORATION, 270 PARK AVENUE, NEW YORK, NEW YORK 10017, ATTENTION:
OFFICE OF THE SECRETARY, TELEPHONE (212) 270-4040.

     Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$", "dollars", "U.S. dollars" or "U.S.$").

                        THE CHASE MANHATTAN CORPORATION

GENERAL

     The Company is a bank holding company organized under the laws of Delaware in 1968 and registered under the Bank Holding Company Act of 1956, as amended. On March 31, 1996, The Chase Manhattan Corporation ("Old Chase") merged with and into the Company, and the Company changed its name to "The Chase Manhattan Corporation". As a result of the merger, the Company has become the largest banking institution in the United States, with over $300 billion in assets and $20 billion in stockholders' equity.

     The principal bank subsidiaries of the Company are The Chase Manhattan Bank, a New York banking corporation (the "Bank"), Chase Manhattan Bank USA, National Association ("Chase USA"), headquarter in Wilmington, Delaware, and Texas Commerce Bank National Association ("Texas Commerce"), a subsidiary of Texas Commerce Equity Holdings, Inc., a Delaware holding company subsidiary of the Company.

     The merger of Old Chase with and into the Company was accounted for as a pooling-of-interests and, accordingly, the information presented in this Prospectus reflects the combined results of Old Chase and the Company as if the merger had been in effect for all periods presented.

BUSINESS

     The activities of the Company and its subsidiaries are internally organized, for management information purposes, into five principal lines of business. A brief description of each principal line of business is presented below.

Global Bank

     The Global Bank provides banking, financial advisory, trading and investment services to corporations and public-sector clients worldwide through a network of offices in 52 countries, including major operations in all key international financial centers. The Global Bank includes: Global Client Management (focusing on corporate clients, credit and general advisory); Global Investment Banking (including acquisition finance, syndicated finance, high yield finance, private placements, leasing, mergers and acquisitions, and other global investment banking activities); Global Markets (foreign exchange dealing and trading, derivatives (including equity and commodity derivatives) trading and structuring, risk management, securities structuring, underwriting, trading and sales, and the Company's funding and securities investment activities) and Chase Capital Partners (venture capital and mezzanine finance). In addition, the Global Asset Management and Private Banking group serves high net worth individuals worldwide with banking and investment services, including the Vista family of mutual funds and Vista unit trust funds.

Regional and Consumer Banking

     Regional and Consumer Banking includes: Credit Cards (Chase cardmember services); Deposits and Investments (consumer banking and commercial and professional banking); Mortgage Banking; National Consumer Finance (home equity secured lending, student lending, and other consumer lending); International Consumer (consumer activities in Asia and Latin America); Middle Market and Community Development (regional commercial banking); Texas Commerce; and the Company's franchise in northeastern New Jersey, where its banking subsidiary has 39 branches and private banking operations. The Company maintains a leading market share position in serving the financial needs of consumers, middle market commercial enterprises and small businesses in the New York metropolitan area. Texas Commerce is a leader in providing financial products and services to businesses and individuals throughout Texas and is the primary bank for more large corporations and middle market companies than any other bank in Texas.

Global Services

     Global Services includes custody, cash management, payments, trade services, trust and other fiduciary services. At December 31, 1995, the Company was custodian or trustee for approximately $2.9 trillion of assets.

Terminal Businesses; Corporate

     Terminal Businesses represent discontinued portfolios, which are primarily the refinancing country debt portfolio and the Company's nonperforming commercial real estate problem asset and nonperforming portfolio, primarily at the Bank. Corporate includes the management results attributed to the parent company; the Company's investment in The CIT Group Holdings, Inc.; the impact of credit card securitizations; and some effects remaining at the corporate level after the implementation of management accounting policies.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The following are the consolidated ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preferred stock dividend requirements for each of the periods indicated:

                                              SIX MONTHS
                                                ENDED
                                               JUNE 30,              YEAR ENDED DECEMBER 31,
                                              ----------     ----------------------------------------
                                                 1996        1995     1994     1993     1992     1991
                                              ----------     ----     ----     ----     ----     ----
Earnings to Fixed Charges:
  Excluding Interest on Deposits............     1.40        1.90     1.86     1.62     1.50     1.20
  Including Interest on Deposits............     1.18        1.41     1.42     1.31     1.21     1.07
Earnings to Combined Fixed Charges and
  Preferred Stock Dividend Requirements:
  Excluding Interest on Deposits............     1.34        1.82     1.76     1.52     1.41     1.14
  Including Interest on Deposits............     1.16        1.38     1.38     1.27     1.18     1.05

     For purposes of computing the ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividend requirements, earnings represent net income from continuing operations plus total taxes based on income and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Offered Securities offered hereby will be added to the general funds of the Company and will be available for general corporate purposes, which may include the reduction of short-term indebtedness, equity investments in or extensions of credit to its bank and non-bank subsidiaries, the reduction of outstanding long-term indebtedness of the Company, the redemption of certain of the Company's outstanding preferred stock, or the financing of possible business expansion. Pending specific application, the net proceeds will be invested temporarily or applied to the reduction of short-term indebtedness. Except as otherwise described in a Prospectus Supplement, specific application of the proceeds to such purposes will not have been made at the date of the applicable Prospectus Supplement, although the management of the Company will have determined that funds should be raised at that time in anticipation of the future funding requirements of the Company or its subsidiaries or in anticipation of repayments of borrowings or redemptions of preferred stock.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of any Debt Securities and the extent, if any, to which such general provisions may apply to such Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

     The Senior Securities will be issued from time to time in series under an Indenture dated as of December 1, 1989, as amended, between the Company and Bankers Trust Company, as Trustee (the "Senior Indenture"). The Subordinated Securities will be issued from time to time in series under an Indenture dated as of April 1, 1987, as amended and restated as of December 15, 1992, and as further amended, between the Company and First Trust of New York, National Association, as Trustee (the "Subordinated Indenture"). The Senior Indenture and the Subordinated Indenture are herein referred to collectively as the "Indentures".

     The statements under this caption are brief summaries of certain provisions contained in the Indentures, do not purport to be complete and are qualified in their entirety by reference to the Indentures, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. Numerical references in parentheses below are to sections of the applicable Indenture. Wherever capitalized terms are used but not defined herein, such terms shall have the meanings assigned to them in the applicable Indenture, it being intended that such referenced sections of the Indentures and such defined terms shall be incorporated herein by reference.

     Neither Indenture limits the amount of Debt Securities which may be issued thereunder and Debt Securities may be issued under either of the Indentures up to the aggregate principal amount which may be authorized from time to time by the Company. The Senior Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Securities will be unsecured and will be subordinated and junior to all Senior Indebtedness (as defined below under "Subordinated
Securities -- Subordination") and, in certain circumstances relating to the dissolution, winding-up, liquidation or reorganization of the Company, to all Additional Senior Obligations (as defined below under "Subordinated
Securities -- Subordination") to the extent set forth below under "Subordinated Securities". Since the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary, including the Bank, Chase USA and Texas Commerce, upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Debt Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be recognized as a creditor of that subsidiary. Claims on the Company's subsidiaries by creditors other than the Company include long-term debt and substantial obligations with respect to deposit liabilities, Federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings.

     The Debt Securities may be issued in one or more separate series of Senior Securities and/or one or more separate series of Subordinated Securities. Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the terms of such Debt Securities, including, where applicable: (i) the specific title of such Debt Securities;
(ii) any limit on the aggregate principal amount or aggregate initial offering price of such Debt Securities; (iii) the purchase price of such Debt Securities (expressed as a percentage of the principal amount thereof); (iv) the date or dates on which the principal of such Debt Securities will be payable and the provisions, if any, for extension of such payment date or dates; (v) the rate or rates per annum at which such Debt Securities will bear interest, if any, including the rate of interest, if any, applicable to overdue payments of principal, or the method by which any such rate or rates will be determined and the dates on which such interest, if any, will be payable, the record dates for such interest payment dates and the date from which such interest, if any, will accrue; (vi) the place or places where the principal of (and premium, if any) and interest, if any, with respect to the Debt Securities will be payable; (vii) the terms of any mandatory or optional redemption provisions applicable to the Debt Securities; (viii) the terms of any sinking fund and analogous provisions with respect to the Debt Securities;

(ix) authorized denominations of the Debt Securities (if other than denominations of $1,000 and integral multiples thereof); (x) if other than the currency of the United States, the currency or currencies, including ECU and other composite currencies, in which payment of the principal of (and premium, if any) and interest, if any, on the Debt Securities will be payable (which may be different for principal, premium and interest); (xi) if the principal of (and premium, if any) or interest, if any, on such Debt Securities are to be payable at the election of the Company or a holder thereof in one or more currencies or composite currencies, the currencies or composite currencies in which payment may be made and the manner of making such election; (xii) any provisions relating to the conversion or exchange of such Debt Securities; (xiii) the index, if any, with reference to which the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities will be determined; (xiv) whether such Debt Securities are Senior Securities or Subordinated Securities, or include both; (xv) the portion of the principal amount of such Debt Securities which will be payable upon declaration of acceleration of the maturity thereof, if other than the principal amount thereof; (xvi) any Events of Default applicable to such Debt Securities (if not set forth in the applicable Indenture); (xvii) if such Debt Securities are Senior Securities, whether the provisions of the Senior Indenture relating to "Defeasance and Covenant Defeasance" will be applicable to such series of Debt Securities; (xviii) whether any of such Debt Securities are to be issuable in permanent global form; (xix) the terms of any Currency Warrants or Securities Warrants being offered with such Debt Securities; and (xx) any other specific terms of such Debt Securities (including any covenants applicable to the Debt Securities if not set forth in the applicable Indenture).

     The Debt Securities offered hereby will be issued only in fully registered form without coupons. The Indentures also provide that Debt Securities of a series may be issued as permanent global Debt Securities. See "Permanent Global Debt Securities" below. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Unless otherwise provided in the applicable Prospectus Supplement, principal of (and premium, if any) and interest, if any, on the Debt Securities will be payable, and the Debt Securities offered hereby will be transferable or exchangeable, at the corporate trust office of the Bank in New York City, provided that payment of interest on any Debt Securities may be made at the option of the Company by check mailed to the registered holders of the Debt Securities at their registered addresses. The Company will have the right to require a holder of any Debt Security, in connection with the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security, to certify information to the Company or, in the absence of such certification, the Company will be entitled to rely on any legal presumption to enable the Company to determine its duties and liabilities, if any, to deduct or withhold taxes, assessments or governmental charges from such payment.

     If the principal of (and premium, if any) or interest, if any, on any Debt Securities are to be payable in any currency other than U.S. dollars or, at the election of the Company or a holder thereof, in one or more currencies or composite currencies, or if any index is used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on any series of Debt Securities, any special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

     Some of the Debt Securities may be issued as original issue discount Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates), to be sold at a discount below their stated principal amount. Federal income tax, accounting and other special considerations applicable to any such original issue discount Debt Securities will be described in the Prospectus Supplement relating thereto.

     Neither Indenture contains any restriction on the Company's ability to enter into a highly leveraged transaction or any provision affording special protection to holders of Debt Securities in the event the Company engages in a highly leveraged transaction. Further, neither Indenture contains any provisions that would provide protection to holders of Debt Securities upon a sudden and dramatic decline in the credit quality of the Company resulting from a takeover, recapitalization or similar restructuring of the Company.

     The Debt Securities of certain series may be issued under the Indentures upon the exercise of Securities Warrants issued with other Debt Securities or upon exchange or conversion of exchangeable or convertible Debt Securities. The specific terms of any such Securities Warrants, the specific terms of exchange or conversion of any such Debt Securities and the specific terms of the Debt Securities issuable upon the exercise of any such Securities Warrants or upon any such exchange or conversion will be described in the Prospectus Supplement relating to any Debt Securities issued with Securities Warrants or any such exchangeable or convertible Debt Securities. See "Description of Securities Warrants".

SENIOR SECURITIES

     The Senior Securities will be direct, unsecured obligations of the Company and will constitute Senior Indebtedness issued on a parity with the other Senior Indebtedness of the Company. As of June 30, 1996, Senior Indebtedness and Additional Senior Obligations of the Company aggregated approximately $9.20 billion. See "Subordinated Securities -- Subordination" below.

     Limitation on Disposition of Stock of the Bank. The Senior Indenture contains a covenant by the Company that, so long as any of the Senior Securities are outstanding, but subject to the rights of the Company in connection with its consolidation with or merger into another person or a sale of the Company's assets, neither the Company nor any Intermediate Subsidiary will sell, assign, transfer, grant a security interest in or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of the Bank (except to the Company or an Intermediate Subsidiary), nor will the Company or any Intermediate Subsidiary permit the Bank to issue any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of the Bank, nor will the Company permit any Intermediate Subsidiary that owns any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of the Bank to cease to be an Intermediate Subsidiary, unless (i) any such sale, assignment, transfer, grant of a security interest or other disposition is made for fair market value, as determined by the Board of Directors of the Company (the "Board of Directors") or such Intermediate Subsidiary, and (ii) the Company and any one or more Intermediate Subsidiaries will collectively own at least 80% of the issued and outstanding Voting Stock of the Bank (or any successor to the Bank) free and clear of any security interest after giving effect to such transaction. The foregoing, however, shall not preclude the Bank from being consolidated with or merged into another domestic banking corporation, if after such merger or consolidation the Company, or any successor thereto in a permissible merger, and any one or more Intermediate Subsidiaries own or owns at least 80% of the Voting Stock of the resulting bank and, giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. An Intermediate Subsidiary is defined in the Senior Indenture as a Subsidiary (i) that is organized under the laws of any domestic jurisdiction and (ii) of which all the shares of each class of capital stock issued and outstanding, and all securities convertible into, and options, warrants and rights to subscribe for or purchase shares of, such capital stock, are owned directly by the Company, free and clear of any security interest. The limitation on the disposition of the Voting Stock of the Bank does not prevent the Bank from engaging in a sale of assets to the extent otherwise permitted by the Senior Indenture. (Section 1006).

     Events of Default. The Senior Indenture defines an Event of Default with respect to any series of Senior Securities as any one of the following events:
(i) default in payment of interest on any Senior Security of that series and continuance of such default for 30 days; (ii) default in the payment of principal of (or premium, if any, on) any Senior Security of that series at Maturity; (iii) default in the deposit of any sinking fund payment, when and as due by the terms of a Senior Security of that series, and continuance of such default for 5 days; (iv) failure by the Company for 60 days after due notice in performance of any other of the covenants or warranties in the Senior Indenture (other than a covenant or warranty included in the Senior Indenture solely for the benefit of a series of Senior Securities other than that series); (v)(A) failure by the Company to pay indebtedness for money borrowed, including Senior Securities of other series, in an aggregate principal amount exceeding $25,000,000, at the later of final maturity or upon the expiration of any applicable period of grace with respect to such principal amount or (B) acceleration of the maturity of any of the Company's indebtedness for money borrowed, including Senior Securities of other series, in an aggregate principal amount exceeding $25,000,000, if such failure to pay or acceleration results from a default under the instrument giving rise to, or securing, such indebtedness for money borrowed and is not rescinded or annulled within 30 days after due notice, unless such default is contested in good faith by appropriate proceedings; (vi) certain events of bankruptcy, insolvency or reorganization of the Company or the Bank; and (vii) any other Event of Default provided with respect to Senior Securities of that series. (Section 501).

     If any Event of Default with respect to Senior Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the Outstanding Senior Securities of that series may declare the principal amount (or, if the Senior Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Senior Securities of that series to be due and payable immediately (provided that no such declaration is required upon certain events of bankruptcy); but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of (or premium, if any) or interest on the Senior Securities of that series and certain other specified defaults) may be waived by the holders of a majority in principal amount of the Outstanding Senior Securities of that series on behalf of the holders of all Senior Securities of that series. (Sections 502 and 513).

     Reference is made to the Prospectus Supplement relating to each series of Senior Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

     The Senior Indenture provides that the Trustee will, within 90 days after the occurrence of a default known to it with respect to Senior Securities of any series at the time Outstanding with respect to which it is trustee, give to the holders of the Outstanding Senior Securities of that series notice of such default if uncured or not waived, provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any Senior Security of that series, or in the payment of any sinking fund installment which is provided for such series, such Trustee will be protected in withholding such notice if such Trustee in good faith determines that the withholding of such notice is in the interest of the holders of the Outstanding Senior Securities of such series and, provided further, that such notice shall not be given until 60 days after the occurrence of a default with respect to Outstanding Senior Securities of any series in the performance of a covenant in the Senior Indenture other than for the payment of the principal of (or premium, if any) or interest, if any, on any Senior Security of such series or the deposit of any sinking fund payment with respect to the Senior Securities of such series. The term "default" with respect to any series of Outstanding Senior Securities for the purpose only of this provision means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to Senior Securities of such series. (Section 602).

     The Senior Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will not be under any obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable security or indemnity. (Section
603). The Senior Indenture provides that the holders of a majority in principal amount of Outstanding Senior Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series, or exercising any trust or other power conferred on such Trustee, provided that such Trustee may decline to act if such direction is contrary to law or the Senior Indenture. (Section 512).

     The Senior Indenture includes a covenant that the Company will file annually with the Trustee a certificate of no default, or specifying any default that exists. (Section 1007).

     Defeasance and Covenant Defeasance. The Senior Indenture provides, if such provision is made applicable to the Senior Securities of any series pursuant to
Section 301 of the Senior Indenture (which will be indicated in the Prospectus Supplement applicable thereto), that the Company may elect (i) to defease and be discharged from all of its obligations with respect to such Senior Securities then outstanding (except for the obligations to register the transfer or exchange of such Senior Securities, to replace temporary or mutilated, destroyed, lost or stolen Senior Securities, to maintain an office or agency in respect of the Senior Securities and to hold moneys for payment in trust) ("defeasance") and/or (ii) to be released from its obligations with respect to such Senior Securities then outstanding under Section 1005 and
Section 1006 (and any other sections applicable to such Senior Securities that are determined pursuant to Section 301 to be subject to covenant defeasance) and the consequences of the occurrence of an event of default specified in Section 501(4) (insofar as it is with respect to Section 1005, Section 1006 or any other section applicable to such Senior Securities that is determined pursuant to
Section 301 to be subject to covenant defeasance) or Section 501(5) of the Senior Indenture (Section 1005 containing the covenant to pay taxes and other claims, Section 1006 containing the restrictions described above under "Limitation on Disposition of Stock of the Bank" and Sections 501(4) and 501(5) containing the provisions described above under "Events of Default" relating to covenant defaults and cross-defaults, respectively) ("covenant defeasance"), in either case upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money, and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) and interest, if any, on such Senior Securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, the Company must deliver to the Trustee an Opinion of Counsel (as specified in the Senior Indenture) to the effect that the holders of such Senior Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service issued to the Company or published as a revenue ruling or upon a change in applicable Federal income tax law, in any such case after the date of the Senior Indenture.

     Under current Federal income tax law, defeasance would likely be treated as a taxable exchange of such Senior Securities for interests in the defeasance trust. As a consequence, a holder would recognize gain or loss equal to the difference between the holder's cost or other tax basis for such Senior Securities and the value of the holder's proportionate interest in the defeasance trust, and thereafter would be required to include in income a proportionate share of the income, gain or loss, as the case may be, of the defeasance trust. Under current Federal income tax law, covenant defeasance would ordinarily not be treated as a taxable exchange of such Senior Securities. Purchasers of such Senior Securities should consult their own advisors with respect to the tax consequences to them of such defeasance and covenant defeasance, including the applicability and effect of tax laws other than the Federal income tax law.

     If the Company exercises its covenant defeasance option with respect to any series of Senior Securities, payment of such Senior Securities may not be accelerated by reference to the covenants relating to covenant defeasance described above. The Company may exercise its defeasance option with respect to such Senior Securities notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its defeasance option, payment of such Senior Securities may not be accelerated because of any Event of Default. If the Company exercises its defeasance option or covenant defeasance option and an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. Government Obligations in the defeasance trust could be less than the principal and interest then due on such Senior Securities, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

     The Prospectus Supplement may further describe the provisions, if any, applicable to defeasance or covenant defeasance with respect to the Senior Securities of a particular series.

     Modification of the Indenture. Modification and amendments of the Senior Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in principal amount of each series of Outstanding Senior Securities affected thereby, by executing supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Senior Indenture or modifying the rights of the holders of Outstanding Senior Securities of such series, except that no such supplemental indenture may (i) change the Stated Maturity of any Senior Security of any series, or reduce the principal amount thereof (or premium, if any, thereon), or reduce the rate of payment of interest thereon, or change certain other provisions relating to the yield of the Senior Securities or change the currency or currencies in which the same is payable; (ii) reduce the aforesaid percentage of Outstanding Senior Securities of any series, the consent of the holders of which is required for any supplemental indenture, or reduce the percentage of principal amount of Outstanding Senior Securities necessary for waiver of compliance with certain provisions of the Senior Indenture or for waiver of certain covenants and defaults; or (iii) modify the provisions of the Senior Indenture relating to modification and amendment of the Senior Indenture. The Senior Indenture provides, however, that each of the amendments and modifications listed in clauses (i) through (iii) above may be made with the consent of the holder of each Outstanding Senior Security affected thereby. (Section 902).

     Consolidation, Merger and Sale of Assets. The Company, without the consent of the holders of any of the Senior Securities under the Senior Indenture, may consolidate with or merge into any other person or transfer or lease its assets substantially as an entirety to any person or may permit any corporation to merge into the Company, provided that: (i) the successor is a person organized under the laws of any domestic jurisdiction; (ii) the successor person, if other than the Company, assumes the Company's obligations on the Senior Securities and under the Senior Indenture; (iii) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and
(iv) certain other conditions are met. (Section 801).

     Outstanding Senior Securities. The Senior Indenture provides that, in determining whether the holders of the requisite principal amount of Outstanding Senior Securities have given any request, demand, authorization, direction, notice, consent or waiver, (i) the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding for such purpose shall be that portion of the principal amount thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof; (ii) the portion of the principal amount of a Senior Security denominated in a foreign or composite currency or currencies that shall be deemed to be Outstanding for such purpose shall be the U.S. dollar equivalent, determined on the date of original issuance of such Senior Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the date of original issuance of such Senior Security of the amount determined as provided in (i) above) of such Senior Security;
(iii) the portion of the principal amount of a Senior Security for which the amount of payments of principal of and any premium or interest on such Senior Security may be determined with reference to an index that shall be deemed to be Outstanding for such purpose shall be determined as of the date of original issuance of such Senior Security; and (iv) Senior Securities owned by the Company, any of its Affiliates or any other obligor upon the Senior Securities shall not be deemed to be Outstanding. (Section 101).

SUBORDINATED SECURITIES

     The Subordinated Securities will be direct, unsecured obligations of the Company. The obligations of the Company pursuant to the Subordinated Securities will be subordinate in right of payment to all Senior Indebtedness and, in certain circumstances relating to the dissolution, winding-up, liquidation or reorganization of the Company, to all Additional Senior Obligations, whether outstanding as of the date hereof or hereafter created, assumed or incurred, as discussed below under "Subordination". The Subordinated Indenture does not contain any restriction on the amount of Senior Indebtedness or Additional Senior Obligations which the Company may incur.

     Unless otherwise indicated in the applicable Prospectus Supplement, the maturity of the Subordinated Securities will be subject to acceleration only in the event of certain events of bankruptcy or reorganization of the Company. See "Defaults and Waiver Thereof" below.

     The holders of Subordinated Securities of a specified series that are convertible into Common Stock ("Subordinated Convertible Securities") will be entitled at certain times specified in the Prospectus Supplement relating to such Subordinated Convertible Securities, subject to prior redemption, repayment or repurchase, to convert any Subordinated Convertible Securities of such series into Common Stock, at the conversion price set forth in such Prospectus Supplement, subject to adjustment and to such other terms as are set forth in such Prospectus Supplement.

     The holders of Subordinated Securities of any series may be obligated at maturity, or at any earlier time as set forth in the Prospectus Supplement relating to such series, to exchange them for Capital Securities of the Company. The terms of any such exchange and the Capital Securities issuable upon such exchange will be described in the Prospectus Supplement relating to such series of Subordinated Securities. (Article Seventeen). "Capital Securities" may consist of Common Stock, perpetual preferred stock or other capital securities of the Company acceptable to its primary Federal banking regulator. Currently, the Company's primary Federal banking regulator is the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Whenever Subordinated Securities are exchangeable for Capital Securities, the Company will be obligated to deliver Capital Securities with a market value equal to the principal amount of such Subordinated Securities. In addition, the Company will unconditionally undertake, at the expense of the Company, to sell the Capital Securities in a sale (the "Secondary Offering") on behalf of any holders who elect to receive cash for the Capital Securities. The Common Stock is described below under "Description of Common Stock." A general description of the preferred stock of the Company is set forth below under "Description of Preferred Stock".

     Subordination. The Subordinated Securities will be subordinate in right of payment as provided in the Subordinated Indenture to all Senior Indebtedness and, under certain circumstances, to all Additional Senior Obligations.

     The Subordinated Indenture provides that "Senior Indebtedness" shall mean the principal of (and premium, if any) and interest on (i) all indebtedness of the Company for money borrowed, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, except
(A) Subordinated Securities issued under the Subordinated Indenture, (B) Antecedent CBC Subordinated Indebtedness (as hereinafter defined), (C) Assumed MHC Subordinated Indebtedness (as hereinafter defined), (D) Assumed Old Chase Subordinated Indebtedness (as hereinafter defined) and (E) such other indebtedness of the Company which by its terms is expressly stated to be not superior in right of payment to the Subordinated Securities or to rank pari passu in right of payment with the Subordinated Securities (such other indebtedness hereinafter referred to as "Other Subordinated Indebtedness") and
(ii) any deferrals, renewals or extensions of any such Senior Indebtedness. The term "indebtedness of the Company for money borrowed" shall mean any obligation of, or any obligation guaranteed by, the Company for the repayment of money borrowed, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for payment of the purchase price of property or assets.

     The Subordinated Indenture also provides that "Additional Senior Obligations" shall mean all indebtedness of the Company, whether outstanding on December 15, 1992 or thereafter created, assumed or incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; provided, however, that Additional Senior Obligations do not include claims in respect of Senior Indebtedness or obligations which, by their terms, are expressly stated to be not superior in right of payment to the Subordinated Securities or to rank pari passu in right of payment with the Subordinated Securities. For purposes of this definition, "claim" shall have the meaning assigned thereto in Section 101(4) of the United States Bankruptcy Code of 1978, as amended and in effect on December 15, 1992.

     At June 30, 1996, an aggregate principal amount of approximately $1.02 billion of Subordinated Securities and an aggregate principal amount of approximately $100 million of Other Subordinated Indebtedness was outstanding.

     Antecedent CBC Subordinated Indebtedness means all outstanding subordinated indebtedness of the Company issued prior to December 15, 1992. At June 30, 1996, an aggregate principal amount of approximately $1.05 billion of Antecedent CBC Subordinated Indebtedness was outstanding.

     Assumed Old Chase Subordinated Indebtedness means all outstanding subordinated indebtedness of Old Chase which was assumed by the Company as a result of the merger of Old Chase into the Company. At June 30, 1996, an aggregate principal amount of approximately $4.55 billion of Assumed Old Chase Subordinated Indebtedness was outstanding.

     Assumed MHC Subordinated Indebtedness means all outstanding subordinated indebtedness of the Company which was assumed by the Company as a result of the merger of the Company and Manufacturers Hanover Corporation on December 31, 1991. At June 30, 1996, an aggregate principal amount of approximately $243 million of Assumed MHC Subordinated Indebtedness was outstanding.

     The Subordinated Securities will be subordinate in right of payment as provided in the Subordinated Indenture to all Senior Indebtedness. No payment pursuant to the Subordinated Securities or exchange for Capital Securities may be made, and no holder of the Subordinated Securities shall be entitled to demand or receive any such payment or exchange, unless all amounts of principal (and premium, if any) and interest, if any, then due with respect to all Senior Indebtedness shall have been paid in full or duly provided for, and unless at the time of such payment or exchange and immediately after giving effect thereto, there shall not exist with respect to any such Senior Indebtedness any event of default permitting the holders thereof to accelerate the maturity thereof or any event which, with notice or lapse of time or both, would become such an event of default. Such subordination will not prevent the occurrence of any default in respect of the Subordinated Securities. See "Defaults and Waivers Thereof " below for limitations on the rights of acceleration. (Article Sixteen).

     Upon any distribution of the assets of the Company upon dissolution, winding-up, liquidation or reorganization, (i) the holders of Senior Indebtedness will be entitled to receive payment in full of principal (and premium, if any) and interest, if any, before any payment or distribution is made on the Subordinated Securities, and (ii) if, after giving effect to the operation of clause (i) above, (A) amounts remain available for payment or distribution in respect of the Subordinated Securities and (B) creditors in respect of Additional Senior Obligations have not received payment in full of amounts due or to become due thereon or payment of such amounts has not been duly provided for, then such amounts available for payment or distribution in respect of the Subordinated Securities shall first be applied to pay or provide for the payment in full of all such Additional Senior Obligations before any payment may be made on the Subordinated Securities.

     The Subordinated Securities will not be subordinated to indebtedness of the Company which is not Senior Indebtedness or Additional Senior Obligations, and the creditors of the Company who do not hold Senior Indebtedness or Additional Senior Obligations will not benefit from the subordination provisions described herein. In the event of the bankruptcy or reorganization of the Company before or after maturity of the Subordinated Securities (and prior to any exchange or conversion thereof), such other creditors would rank pari passu in right of payment with holders of the Subordinated Securities, subject, however, to the broad equity powers of a Federal bankruptcy court pursuant to which such court may, among other things, reclassify the claims of holders of any series of Subordinated Securities into a class of claims having a different relative priority with respect to the claims of such other creditors or any other claims against the Company.

     No series of the Subordinated Securities will be subordinated to any other series of the Subordinated Securities. However, Antecedent CBC Subordinated Indebtedness is subordinated, by its terms, only to Senior Indebtedness; Subordinated Securities and Other Subordinated Indebtedness will be subordinated, by their terms, to Senior Indebtedness and, in certain circumstances relating to the dissolution, winding-up, liquidation or reorganization of the Company, to Additional Senior Obligations; Assumed MHC Subordinated Indebtedness is subordinated, by its terms, to Senior Indebtedness, Additional Senior Obligations and all other obligations of the Company to its creditors other than any obligation of the Company as is by its terms expressly stated to be not superior in right of payment to or to rank pari passu in right of payment with or junior to such Assumed MHC Subordinated Indebtedness; and Assumed Old Chase Subordinated Indebtedness is subordinated, by its terms, to Senior Indebtedness, Additional Senior Obligations and all other obligations of the Company to its creditors other than the Assumed Old Chase Subordinated Debt, except obligations ranking on a parity with or ranking junior to such Assumed Old Chase Subordinated Indebtedness. As a result of the differences between the subordination provisions applicable to the Subordinated Securities, the Antecedent CBC Subordinated Indebtedness, the Assumed MHC Subordinated Indebtedness, the Other Subordinated Indebtedness and the Assumed Old Chase Subordinated Indebtedness, in the event of a dissolution, winding-up, liquidation or reorganization of the Company, the holders of Subordinated Securities and Other Subordinated Indebtedness may receive less, ratably, than the holders of Antecedent CBC Subordinated Indebtedness, but more, ratably, than the holders of Assumed MHC Subordinated Indebtedness and Assumed Old Chase Subordinated Indebtedness.

     Limitation on Disposition of Voting Stock of the Bank. With respect to Subordinated Securities, the Subordinated Indenture contains no covenant that the Company will not sell, transfer or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of the Bank, nor does it prohibit the Bank from issuing any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of the Bank. However, the Subordinated Indenture does contain a covenant by the Company, for the exclusive benefit of the Antecedent CBC Subordinated Indebtedness and subject to the provisions described below under "Consolidation, Merger and Sale of Assets," that the Company will not sell, transfer or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of the Bank, nor will it permit the Bank to issue any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of the Bank, with the following exceptions: (i) issuances or sales of directors' qualifying shares; (ii) issuances or sales of shares to the Company; (iii) sales or other dispositions or issuances for fair market value, as determined by the Board of Directors, if after giving effect to such sales, dispositions or issuances and to the issuance of any shares issuable upon conversion of convertible securities or upon the exercise of options, warrants or rights, the Company would own directly or indirectly through subsidiaries not less than 80% of the issued and outstanding shares of voting stock of the Bank; (iv) sales or other dispositions or issuances made in compliance with an order or direction of a court or regulatory authority of competent jurisdiction; and (v) sales of voting stock by the Bank to its shareholders if such sales do not reduce the percentage of shares of voting stock owned by the Company. (Section 5.07).

     Defaults and Waiver Thereof. The Subordinated Indenture defines an Event of Default with respect to any series of Subordinated Securities as (i) any one of certain events of bankruptcy or reorganization affecting the Company and (ii) any other Event of Default specifically provided for by the terms of such series of Subordinated Securities, as described in the Prospectus Supplement relating thereto. (Section 7.01). In case an Event of Default shall have occurred and be continuing with respect to any series of Subordinated Securities then outstanding under the Subordinated Indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the Subordinated Securities of that series which are then outstanding may declare the principal (or, in the case of original issue discount Subordinated Securities, such lesser amount of principal as may be provided therein) of all Subordinated Securities of that series to be due and payable immediately in cash, but such declaration may be annulled, and certain past defaults may be waived, by the holders of not less than a majority in aggregate principal amount of the Subordinated Securities of that series, upon the conditions provided in the Subordinated Indenture. (Section 7.01). The right of the holders of Subordinated Securities of a series to demand payment in cash would exist upon the occurrence and continuance of an Event of Default before or after the stated maturity of the Subordinated Securities of such series, so long as the Subordinated Securities of such series have not been exchanged or converted as provided in the Subordinated Indenture. Any such right to payment in cash would, in the event of the bankruptcy or reorganization of the Company, be subject as to enforcement to the broad equity powers of a Federal bankruptcy court and to the determination by that court of the nature and status of the payment claims of the holders of the Subordinated Securities. Prior to any declaration accelerating the maturity of the Subordinated Securities of any series, the holders of a majority in aggregate principal amount of the Subordinated Securities of that series at the time outstanding may on behalf of the holders of all Subordinated Securities of that series waive any past default or Event of Default and its consequences, except a default in the payment of the principal of (or premium, if any) or interest, if any, on the Subordinated Securities of that series. (Section 7.07).

     Unless otherwise provided in the terms of a series of Subordinated Securities, there will be no right of acceleration of the payment of principal of the Subordinated Securities of such series upon a default in the payment of principal or interest or a default in the performance of any covenant or agreement in the Subordinated Securities or the Subordinated Indenture. In the event of a default in the payment of interest or principal (including the delivery of any Capital Securities in exchange for Subordinated Securities) or the performance of any covenant or agreement in the Subordinated Securities or the Subordinated Indenture, the Trustee may, subject to certain limitations and conditions, seek to enforce payment of such interest or principal (including the delivery of any Capital Securities in exchange for Subordinated Securities) or the performance of such covenant or agreement.

     The Subordinated Indenture provides that the Trustee shall, within 90 days after the occurrence of a default with respect to the Subordinated Securities of any series, give to the holders of the Subordinated Securities of that series notice of all uncured defaults known to it (the term "default" being defined to include the events specified above without grace periods or notice), provided, that except in the case of an Event of Default that relates to the bankruptcy or reorganization of the Company or a default in payment of principal (or premium, if any) or interest, if any, in respect of the Subordinated Securities of that series, or the obligation to deliver Capital Securities in exchange for such Subordinated Securities, the Trustee shall be protected in withholding such notice if and so long as the board of directors or trustees, the executive committee or a trust committee of directors or responsible officers or both, of the Trustee, in good faith determines that the withholding of such notice is in the interest of such holders. (Section 7.08). The Company will be required to furnish to the Trustee annually an officers' certificate as to the absence of defaults under the Subordinated Indenture. (Section 5.06).

     Subject to the provisions of the Subordinated Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request, order or direction of any of the holders of the Subordinated Securities, unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to such provision for security or indemnification, the holders of a majority in principal amount of the Subordinated Securities of any series then outstanding under the Subordinated Indenture will have the right to direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to the Subordinated Securities of such series. (Sections 7.07 and 8.02).

     Modification of the Indenture. The Subordinated Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Subordinated Securities at the time outstanding of each series affected by such modification, to modify the Subordinated Indenture or any supplemental indenture or the rights of the holders of the Subordinated Securities, provided that no such modification shall, without the consent of the holder of each Subordinated Security affected thereby: (i) change the stated maturity date of the principal of, or any installment of principal of or interest on, any such Subordinated Security; (ii) reduce the principal amount of (or premium, if any) or interest, if any, on any such Subordinated Security; (iii) reduce the portion of the principal amount of an original issue discount Subordinated Security payable upon acceleration of the maturity thereof; (iv) reduce any amount payable upon redemption of any Subordinated Security; (v) change the place or places where, or the coin or currency in which, any Subordinated Security or any premium or the interest thereon is payable; (vi) change the definition of "Market Value";
(vii) impair the right of any holders of Subordinated Securities of any series to receive on any Exchange Date for Subordinated Securities of such series Capital Securities with a Market Value equal to that required by the terms of the Subordinated Securities; (viii) impair the conversion rights of any holders of Subordinated Securities of a series entitled to the conversion rights set forth in Article Nineteen of the Subordinated Indenture; (ix) impair the right of a holder to institute suit for the enforcement of any payment on or with respect to any such Subordinated Security (including any right of redemption at the option of the holder of such Subordinated Security) or impair any rights to the delivery of Capital Securities in exchange for any Subordinated Security or to require the Company to sell Capital Securities in a Secondary Offering or to require the delivery of Common Stock, Debt Securities or other property upon conversion of Subordinated Securities; (x) reduce the above-stated percentage of Subordinated Securities of any series the consent of the holders of which is necessary to modify or amend the Subordinated Indenture or reduce the percentage of Subordinated Securities of any series the holders of which are required to waive any past default or Event of Default; or (xi) modify the foregoing requirements. (Section 11.02).

     The Subordinated Indenture permits the Company and the Trustee to amend the Subordinated Indenture in certain circumstances without the consent of the holders of Subordinated Securities to evidence the merger of the Company or the replacement of the Trustee, to effect modifications which do not affect any series of Subordinated Securities already outstanding and for certain other purposes. (Section 11.01).

     Consolidation, Merger and Sale of Assets. The Company may not merge or consolidate with any other corporation or sell or convey all or substantially all of its assets as an entirety to any other corporation, unless (i) either the Company shall be the continuing corporation or the successor corporation shall expressly assume the payment of the principal of (including issuance and delivery of Capital Securities) (and premium, if any) and interest, if any, on the Subordinated Securities and the performance and observance of all the covenants and conditions of the Subordinated Indenture binding upon the Company, and (ii) the Company or such successor corporation shall not, immediately after such merger or consolidation or such sale or conveyance, be in default in the performance of any such covenant or condition. (Article Twelve).

PERMANENT GLOBAL DEBT SECURITIES

     If any Debt Securities are to be issued in permanent global form, the Prospectus Supplement relating thereto will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Debt Security may exchange such interests for Debt Securities of such series and like tenor of any authorized form and denomination. Principal of (and premium, if any) and interest, if any, on a permanent global Debt Security will be payable in the manner described in the Prospectus Supplement relating thereto. Persons holding beneficial interests in such a permanent global Debt Security will, pursuant to arrangements between such persons and the depository (the record holder of the global Debt Security), be treated as holders of the Debt Security for other purposes to the extent specified in writing by such depository.

INFORMATION CONCERNING THE TRUSTEES

     The Company, the Bank and certain other subsidiaries of the Company maintain deposits with, and conduct other banking transactions with, the Trustees under each of the Indentures in the ordinary course of business.

                         DESCRIPTION OF PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of the Preferred Stock. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designations relating to such series of the Preferred Stock which will be filed with the Commission promptly after the offering of such series of Preferred Stock. A form of Certificate of Designations is filed as an exhibit to the Registration Statement to which this Prospectus relates.

GENERAL

     Under the Company's Restated Certificate of Incorporation (the "Charter"), the Board of Directors of the Company (the "Board of Directors") is authorized, without further stockholder action, to provide for the issuance of up to 200,000,000 shares of preferred stock, $1 par value per share, in one or more series, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in resolutions providing for the issue thereof adopted by the Board of Directors or a duly authorized committee thereof. The Company may amend from time to time the Charter to increase the number of authorized shares of preferred stock in the manner provided in the Charter and the Delaware General Corporation Law ("DGCL"). As of the date of this Prospectus, the Company has fourteen series of preferred stock outstanding, which are described below under "Outstanding Preferred Stock".

     Under regulations adopted by the Federal Reserve Board, if the holders of any series of Preferred Stock become entitled to vote for the election of directors because dividends on such series are in arrears as described below under "Voting Rights", such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% or more if it otherwise exercises a "controlling influence" over the Company) may then be subject to regulation as a bank holding company in accordance with the BHCA. In addition, at such time as such series is deemed a class of voting securities, (i) any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board under the BHCA to acquire or retain 5% or more of such series, and (ii) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of such series.

     The Preferred Stock shall have the dividend, liquidation, redemption, voting and conversion rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the title and liquidation preference per share of such Preferred Stock and the number of shares offered; (ii) the price at which such Preferred Stock will be issued; (iii) the dividend rate (or method of calculation), the dates on which dividends shall be payable, whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate; (iv) any redemption or sinking fund provisions of such Preferred Stock; (v) any conversion provisions of such Preferred Stock; (vi) whether the Company has elected to offer Depositary Shares with respect to such Preferred Stock as described below under "Depositary Shares"; and (vii) any additional dividend, liquidation, redemption, voting, sinking fund and other rights, preferences, privileges, limitations and restrictions of such Preferred Stock.

     The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity as to dividends and distributions in the event of a liquidation with the outstanding preferred stock of the Company and each other series of the Preferred Stock. See "Outstanding Preferred Stock" below.

DIVIDEND RIGHTS

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company (or, if applicable, the records of the Depositary referred to below under "Depositary Shares") on such record dates as will be fixed by the Board of Directors or a duly authorized committee thereof. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the Prospectus Supplement relating thereto. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company shall have no obligation to pay the dividend accrued for that period, whether or not dividends are declared for any future period.

     No full dividends will be declared or paid or set apart for payment on the Preferred Stock of any series ranking, as to dividends, on a parity with or junior to any other series of preferred stock for any period unless full dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on such other series of preferred stock for the then-current dividend payment period and, if such other preferred stock is cumulative, all other dividend payment periods terminating on or before the date of payment of such full dividends. When dividends are not paid in full upon any series of the Preferred Stock and any other preferred stock ranking on a parity as to dividends with such series of the Preferred Stock, all dividends declared upon such series of the Preferred Stock and any other preferred stock ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on such series of the Preferred Stock and such other preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on such series of the Preferred Stock and such other preferred stock bear to each other. Except as provided in the preceding sentence, unless full dividends, including, in the case of cumulative Preferred Stock, accumulations, if any, in respect of prior dividend payment periods, on all outstanding shares of any series of the Preferred Stock have been paid, no dividends (other than in shares of Common Stock or another stock ranking junior to such series of the Preferred Stock as to dividends and upon liquidation) will be declared or paid or set aside for payment or other distributions made upon the Common Stock or any other stock of the Company ranking junior to or on a parity with the Preferred Stock as to dividends or upon liquidation, nor will any Common Stock or any other stock of the Company ranking junior to or on a parity with such series of the Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to such series of the Preferred Stock as to dividends and upon liquidation). No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

     The amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in the period.

     Each series of Preferred Stock will be entitled to dividends as described in the Prospectus Supplement relating to such series, which may be based upon one or more methods of determination. Different series of the Preferred Stock may be entitled to dividends at different dividend rates or based upon different methods of determination.

RIGHTS UPON LIQUIDATION

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to such series of the Preferred Stock upon liquidation, liquidating distributions in the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock plus an amount equal to accrued and unpaid dividends for the then-current dividend period and, if such series of the Preferred Stock is cumulative, for all dividend periods prior thereto. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other shares of stock of the Company ranking as to any such distribution on a parity with such series of the Preferred Stock are not paid in full, the holders of the Preferred Stock of such series and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of such series of Preferred Stock will have no right or claim to any of the remaining assets of the Company. Neither the sale of all or substantially all the property or business of the Company nor the merger or consolidation of the Company into or with any other corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Company.

REDEMPTION

     A series of the Preferred Stock may be redeemable, in whole or in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series.

     The Prospectus Supplement relating to a series of Preferred Stock which is subject to mandatory redemption shall specify the number of shares of such series of Preferred Stock which shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption. The redemption price may be payable in cash, capital stock or in cash received from the net proceeds of the issuance of capital stock of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock. If the redemption price is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such series may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuances are insufficient to pay in full the aggregate redemption price then due, the applicable shares of such series of Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock of the Company pursuant to conversion provisions specified in the Prospectus Supplement relating to such series of Preferred Stock.

     If fewer than all the outstanding shares of any series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or a duly authorized committee thereof, or by any other method which may be determined by the Board of Directors or such committee to be equitable. From and after the date of redemption (unless default shall be made by the Company in providing for the payment of the redemption price), dividends shall cease to accrue on the shares of Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price) shall cease.

     In the event that full dividends, including accumulations in the case of cumulative Preferred Stock, on any series of the Preferred Stock have not been paid, such series of the Preferred Stock may not be redeemed in part and the Company may not purchase or acquire any shares of such series of the Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of such series of the Preferred Stock.

CONVERSION RIGHTS

     The Prospectus Supplement for any series of the Preferred Stock will state the terms, if any, on which shares of that series are convertible into shares of Common Stock or another series of preferred stock of the Company. As described under "Redemption" above, under certain circumstances, the Preferred Stock may be mandatorily converted into Common Stock or another series of preferred stock of the Company. The Preferred Stock will have no preemptive rights.

VOTING RIGHTS

     Except as indicated below or in the Prospectus Supplement relating to a particular series of Preferred Stock, or except as expressly required by applicable law, the holders of the Preferred Stock will not be entitled to vote. Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock, in the event the Company issues full shares of any series of Preferred Stock, each such share will be entitled to one vote on matters on which holders of such series of the Preferred Stock are entitled to vote. However, as more fully described below under "Depositary Shares", if the Company elects to issue Depositary Shares representing a fraction of a share of a series of Preferred Stock, each such Depositary Share will, in effect, be entitled to such fraction of a vote, rather than a full vote. Since each full share of any series of Preferred Stock shall be entitled to one vote, the voting power of such series, on matters on which holders of such series and holders of other series of preferred stock are entitled to vote as a single class, shall depend on the number of shares in such series, not the aggregate liquidation preference or initial offering price of the shares of such series of Preferred Stock.

     If at the time of any annual meeting of the Company's stockholders the equivalent of six quarterly dividends payable on any series of the Preferred Stock or any other series of preferred stock are in default, the number of directors of the Company will be increased by two and the holders of all outstanding series of preferred stock, voting as a single class without regard to series, will be entitled to elect those additional two directors at each such annual meeting. Each director elected by the holders of shares of the Preferred Stock shall continue to serve as such director for the full term for which he or she shall have been elected, notwithstanding that prior to the end of such term such default shall cease to exist.

     The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of any series of Preferred Stock, voting as a separate class, will be required for any amendment of the Company's Charter (or any certificate amendatory thereof or supplemental thereto relating to any series of the Preferred Stock) which will adversely affect the powers, preferences, privileges or rights of such series of the Preferred Stock. The affirmative vote or consent of the holders of shares representing at least two-thirds of the voting power of the outstanding shares of any series of Preferred Stock and any other series of preferred stock of the Company ranking on a parity with such series of the Preferred Stock as to dividends or upon liquidation, voting as a single class without regard to series, will be required to authorize, effect or validate (i) the creation, authorization or issuance of, (ii) the reclassification of any authorized stock of the Company into, or (iii) the creation, authorization or issuance of any obligation or security convertible into or evidencing the right to purchase, any additional class or series of stock ranking prior to such series of the Preferred Stock as to dividends or upon liquidation.

OUTSTANDING PREFERRED STOCK

     As of June 30, 1996, there were issued and outstanding (i) 4,000,000 shares of 10.96% Preferred Stock (the "10.96% Preferred"); (ii) 14,000,000 shares of
8 3/8% Preferred Stock (the "8 3/8% Preferred"); (iii) 2,000,000 shares of 7.92% Cumulative Preferred Stock (the "7.92% Preferred"); (iv) 2,000,000 shares of 7.58% Cumulative Preferred Stock (the "7.58% Preferred"), (v) 2,000,000 shares of 7 1/2% Cumulative Preferred Stock (the "7 1/2% Preferred"), (vi) 2,000,000 shares of Adjustable Rate Cumulative Preferred Stock, Series L (the "Series L Preferred"); (vii) 5,600,000 shares of 10 1/2% Cumulative Preferred Stock (the "10 1/2% Preferred"); (viii) 4,000,000 shares of 9.76% Cumulative Preferred Stock (the "9.76% Preferred"); (ix) 8,000,000 shares of 10.84% Cumulative Preferred Stock (the "10.84% Preferred"); (x) 6,000,000 shares of 9.08% Cumulative Preferred Stock (the "9.08% Preferred"); (xi) 6,800,000 shares of
8 1/2% Cumulative Preferred Stock (the "8 1/2% Preferred"); (xii) 9,600,000 shares of 8.32% Cumulative Preferred Stock (the "8.32% Preferred"); (xiii) 6,900,000 shares of 8.40% Cumulative Preferred Stock (the "8.40% Preferred"); and (xiv) 9,100,000 shares of Adjustable Rate Preferred Stock, Series N (the "Series N Preferred"). The shares of 7.92% Preferred, 7.58% Preferred and 7 1/2% Preferred are represented by Depositary Shares each representing 0.25 of a share. The series of preferred stock referred to in clauses (i) through (vi) are sometimes referred to below as the "Pre-Merger Preferred Stock", and the series of preferred stock listed in clauses (vii) through (xiv) are sometimes referred to below as the "Merger Preferred Stock".

     All series of outstanding preferred stock rank on a parity with each other series and all have preference over the Common Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or dissolution of the Company. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Stock, all such series of outstanding preferred stock will rank on a parity with the Preferred Stock as to dividends and liquidation.

     Dividends. Dividends on all outstanding series of preferred stock are cumulative. The amounts of the cumulative dividends on the Series L Preferred and the Series N Preferred vary with the interest rates on certain U.S. Government obligations.

     Rights Upon Liquidation; Redemption. In the event of a liquidation, dissolution or winding-up of the Company, the holders of each series of outstanding preferred stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to such series of outstanding preferred stock upon liquidation, liquidating distributions, in the amount set forth opposite such series in the table below plus accrued and unpaid dividends, if any. Each series of outstanding preferred stock is redeemable at the option of the Company, in each case at a redemption price equal to its liquidation value, plus accrued and unpaid dividends thereon, if any, to the date fixed for redemption, as set forth in the table below:

                                                       LIQUIDATION VALUE/REDEMPTION
                                                              PRICE PER SHARE
                                                       (PLUS, IN EACH CASE, ACCRUED
SERIES OF PREFERRED STOCK    REDEEMABLE ON OR AFTER    AND UNPAID DIVIDENDS, IF ANY)
--------------------------                             -----------------------------
10.96% Preferred             June 30, 2000                         $  25
8 3/8% Preferred             June 1, 1997                          $  25
7.92% Preferred              October 1, 1997                       $ 100
7.58% Preferred              April 1, 1998                         $ 100
7 1/2% Preferred             June 1, 1998                          $ 100
Series L Preferred           June 30, 1999                         $ 100
10 1/2% Preferred            September 30, 1998                    $  25
9.76% Preferred              September 30, 1999                    $  25
10.84% Preferred             June 30, 2001                         $  25
9.08% Preferred              March 31, 1997                        $  25
8 1/2% Preferred             June 30, 1997                         $  25
8.32% Preferred              September 30, 1997                    $  25
8.40% Preferred              March 31, 1998                        $  25
Series N Preferred           June 30, 1999                         $  25

     Voting Rights. If at the time of any annual meeting of the Company's stockholders the equivalent of six quarterly dividends payable on any series of preferred stock are in default, the number of directors of the Company will be increased by two and the holders of all outstanding series of preferred stock, voting as a single class without regard to series, will be entitled to elect those additional two directors at each such annual meeting. Each director elected by the holders of shares of preferred stock shall continue to serve as such director for the full term for which he or she shall have been elected, notwithstanding that prior to the end of such term such default shall cease to exist.

     The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of any series of Pre-Merger Preferred Stock, voting as a separate class, is required for any amendment of the Charter which would adversely affect the powers, preferences, privileges or rights of such series of Pre-Merger Preferred Stock. The affirmative vote or consent of the holders of shares representing at least two-thirds of the voting power of the outstanding shares of any series of Pre-Merger Preferred Stock and any other series of preferred stock ranking on a parity with such series of Pre-Merger Preferred Stock as to dividends or upon liquidation, voting as a single class without regard to series, is required to create, authorize or issue, or reclassify any stock of the Company into, any additional class or series of stock ranking prior to such series of Pre-Merger Preferred Stock as to dividends or upon liquidation, or to create, authorize or issue any obligation or security convertible into or exercisable for any such prior ranking preferred stock.

     Each series of Merger Preferred Stock provides that the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of all series of preferred stock, voting together as a separate class without regard to series, will be required to (a) create any class or series of stock which shall have preference as to dividends or distribution of assets over any outstanding series of preferred stock other than a series which shall not have any right to object to such creation or (b) alter or change the provisions of the Charter so as to adversely affect the voting powers, preferences or special rights of the holders of a series of preferred stock; provided that if such amendment shall not adversely affect all series of preferred stock, such amendment need only be approved by at least two-thirds of the holders of shares of all series of preferred stock adversely affected thereby, voting together as a class without regard to series.

     Miscellaneous. No series of outstanding preferred stock is convertible into shares of Common Stock or other securities. No series of outstanding preferred stock is subject to preemptive rights.

TRANSFER AGENT AND REGISTRAR

     ChaseMellon Shareholder Services, L.L.C. will be the transfer agent, registrar and dividend disbursement agent for the Preferred Stock and any Depositary Shares representing an interest therein. The registrar for shares of Preferred Stock will send notices to shareholders of any meetings at which holders of the Preferred Stock have the right to elect directors of the Company or to vote on any other matter.

DEPOSITARY SHARES

     General. The Company may, at its option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, the Company will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering. Copies of the forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

     Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense. In addition, subject to the terms of the Deposit Agreement, holders of Depositary Shares are entitled to withdraw and receive, upon surrender of Depositary Receipt, certificates evidencing the fractional number of Shares of Preferred Stock represented by such Depositary Receipts.

     Dividends and Other Distributions. The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     Redemption of Depositary Shares. If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

     Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

     Amendment and Termination of the Deposit Agreement. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts.

     Charges of Depositary. The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of Preferred Stock upon surrender of Depositary Receipts, as are expressly provided in the Deposit Agreement to be for their accounts.

     Miscellaneous. The Depositary will forward to holders of Depository Receipts all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock.

     Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

     Resignation and Removal of Depositary. The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                          DESCRIPTION OF COMMON STOCK

     The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the DGCL and the Charter, including Certificates of Designations pursuant to which the outstanding series of preferred stock were issued.

     General. The Company is authorized to issue up to 750,000,000 shares of Common Stock. At June 30, 1996, the Company had outstanding 438,166,749 shares of Common Stock (including 1,100,000 shares held in its treasury) and had reserved approximately 51,000,000 shares of Common Stock for issuance under various employee or non-employee director incentive, compensation and option plans and under the Company's Dividend Reinvestment Plan.

     Dividends. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor, provided that, so long as any shares of preferred stock are outstanding, no dividends (other than dividends payable in Common Stock) or other distributions (including redemptions and purchases) may be made with respect to the Common Stock unless full dividends on the shares of preferred stock, including accumulations in the case of cumulative preferred stock, have been paid.

     Voting Rights. Subject to the rights, if any, of the holders of any series of preferred stock, all voting rights are vested in the holders of shares of Common Stock, each share being entitled to one vote on all matters presented for a vote, including the election of directors. Holders of shares of Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors, and, in such event, the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

     Rights Upon Liquidation. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after there have been paid or set aside for the holders of all series of preferred stock the full preferential amounts to which such holders are entitled, the holders of Common Stock will be entitled to share equally and ratably in any assets remaining after the payment of all debts and liabilities.

     Miscellaneous. The issued and outstanding shares of Common Stock are fully paid and nonassessable. Holders of shares of Common Stock are not entitled to preemptive rights. Shares of Common Stock are not convertible into shares of any other class of capital stock. ChaseMellon Shareholder Services, L.L.C. is the transfer agent, registrar and dividend disbursement agent for the Common Stock.

                       DESCRIPTION OF SECURITIES WARRANTS

     The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Stock or Common Stock. Securities Warrants may be issued independently or together with Debt Securities, Preferred Stock or Common Stock offered by any Prospectus Supplement and may be attached to or separate from any such Offered Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Company and the Bank or another bank or trust company, as warrant agent (the "Securities Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrants or beneficial owners of Securities Warrants. Copies of the forms of Securities Warrant Agreements, including the forms of Securities Warrant Certificates representing the Securities Warrants, are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Securities Warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Securities Warrant Agreements.

     Reference is made to the Prospectus Supplement relating to the particular issue of Securities Warrants offered thereby for the terms of such Securities Warrants, including, where applicable: (i) the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of Debt Warrants and the price at which such Debt Securities may be purchased upon such exercise; (ii) the designation, number of shares, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of Preferred Stock purchasable upon exercise of Preferred Stock Warrants and the price at which such number of shares of Preferred Stock of such series may be purchased upon such exercise; (iii) the number of shares of Common Stock purchasable upon the exercise of Common Stock Warrants and the price at which such number of shares of Common Stock may be purchased upon such exercise; (iv) the date on which the right to exercise such Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (v) United States Federal income tax consequences applicable to such Securities Warrants; and (vi) any other terms of such Securities Warrants. Securities Warrants for the purchase of Preferred Stock and Common Stock will be offered and exercisable for U.S. dollars only. Securities Warrants will be issued in registered form only.

     Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or such number of shares of Preferred Stock or Common Stock at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such Prospectus Supplement. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void. The place or places where, and the manner in which, Securities Warrants may be exercised shall be specified in the Prospectus Supplement relating to such Securities Warrants.

     Prior to the exercise of any Securities Warrants to purchase Debt Securities, Preferred Stock or Common Stock, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of (and premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or to receive payments of dividends, if any, on the Preferred Stock or Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

                   RISK FACTORS RELATING TO CURRENCY WARRANTS

     THE CURRENCY WARRANTS INVOLVE A HIGH DEGREE OF RISK, INCLUDING RISKS ARISING FROM FLUCTUATIONS IN THE PRICE OF THE UNDERLYING CURRENCY, FOREIGN EXCHANGE RISKS AND THE RISK OF EXPIRING WORTHLESS. FURTHER, THE CASH SETTLEMENT VALUE OF THE CURRENCY WARRANTS AT ANY TIME PRIOR TO EXERCISE OR EXPIRATION MAY BE LESS THAN THE TRADING VALUE OF THE CURRENCY WARRANTS. THE TRADING VALUE OF THE CURRENCY WARRANTS WILL FLUCTUATE BECAUSE SUCH VALUE IS DEPENDENT, AT ANY TIME, ON A NUMBER OF FACTORS, INCLUDING THE TIME REMAINING TO EXERCISE THE CURRENCY WARRANTS, THE RELATIONSHIP BETWEEN THE EXERCISE PRICE OF THE CURRENCY WARRANTS AND THE PRICE AT SUCH TIME OF THE DESIGNATED CURRENCY AND THE EXCHANGE RATE ASSOCIATED WITH THE DESIGNATED CURRENCY. BECAUSE THE CURRENCY WARRANTS ARE UNSECURED OBLIGATIONS OF THE COMPANY, CHANGES IN THE PERCEIVED CREDITWORTHINESS OF THE COMPANY MAY ALSO BE EXPECTED TO AFFECT THE TRADING PRICES OF THE CURRENCY WARRANTS. FINALLY, THE AMOUNT OF ACTUAL CASH SETTLEMENT OF A CURRENCY WARRANT MAY VARY AS A RESULT OF FLUCTUATIONS IN THE PRICE OF THE DESIGNATED CURRENCY BETWEEN THE TIME INSTRUCTIONS ARE GIVEN TO EXERCISE THE CURRENCY WARRANT AND THE TIME SUCH EXERCISE IS ACTUALLY EFFECTED.

     PURCHASERS SHOULD BE PREPARED TO SUSTAIN A LOSS OF SOME OR ALL OF THE PURCHASE PRICE OF THEIR CURRENCY WARRANTS. PROSPECTIVE PURCHASERS OF CURRENCY WARRANTS SHOULD BE EXPERIENCED WITH RESPECT TO OPTIONS AND OPTION TRANSACTIONS AND SHOULD REACH AN INVESTMENT DECISION ONLY AFTER CAREFUL CONSIDERATION WITH THEIR ADVISERS OF THE SUITABILITY OF THE CURRENCY WARRANTS IN LIGHT OF THEIR PARTICULAR FINANCIAL CIRCUMSTANCES, THE INFORMATION SET FORTH UNDER "DESCRIPTION OF CURRENCY WARRANTS" HEREIN, THE INFORMATION SET FORTH UNDER "RISK FACTORS" IN THE PROSPECTUS SUPPLEMENT RELATING TO THE PARTICULAR ISSUE OF CURRENCY WARRANTS AND TO THE OTHER INFORMATION REGARDING THE CURRENCY WARRANTS AND THE DESIGNATED CURRENCY SET FORTH IN SUCH PROSPECTUS SUPPLEMENT.

                        DESCRIPTION OF CURRENCY WARRANTS

     The following description of the terms of the Currency Warrants sets forth certain general terms and provisions of the Currency Warrants to which any Prospectus Supplement may relate. The particular terms of the Currency Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions do not apply to the Currency Warrants so offered will be described in the Prospectus Supplement relating to such Currency Warrants.

     Each issue of Currency Warrants will be issued under a warrant agreement (each, a "Currency Warrant Agreement") to be entered into between the Company and the Bank or another bank or trust company, as warrant agent (the "Currency Warrant Agent"), all as described in the Prospectus Supplement relating to such Currency Warrants. The Currency Warrant Agent will act solely as the agent of the Company under the applicable Currency Warrant Agreement and will not assume any obligation or relationship of agency or trust for or with any holders of such Currency Warrants. A copy of the form of Currency Warrant Agreement, including the form of warrant certificate, is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Currency Warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the particular Currency Warrants and Currency Warrant Agreement.

     The Company may issue Currency Warrants either in the form of currency put warrants entitling the holders thereof to receive from the Company the cash settlement value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or composite currency (the "Designated Currency") for a specified amount of U.S. dollars (each, a "Currency Put Warrant"), or in the form of currency call warrants entitling the holders thereof to receive from the Company the cash settlement value in U.S. dollars of the right to purchase a specified amount of a Designated Currency for a specified amount of U.S. dollars (each, a "Currency Call Warrant").

     Reference is hereby made to the Prospectus Supplement relating to the particular issue of Currency Warrants offered thereby for the terms of such Currency Warrants, including, where applicable: (i) whether such Currency Warrants shall be Currency Put Warrants, Currency Call Warrants or both; (ii) the aggregate amount of such Currency Warrants; (iii) the offering price of such Currency Warrants; (iv) the Designated Currency, which currency may be a foreign currency or a composite currency, including ECU, and information regarding such currency or composite currency; (v) the date on which the right to exercise such Currency Warrants commences and the date on which such right expires; (vi) the manner in which such Currency Warrants may be exercised; (vii) the circumstances which will cause the Currency Warrants to be deemed automatically exercised;
(viii) the minimum number, if any, of such Currency Warrants exercisable at any one time and any other restrictions on exercise; (ix) the method of determining the amount payable in connection with the exercise of such Currency Warrants;
(x) the national securities exchange on which such Currency Warrants will be listed; (xi) whether such Currency Warrants will be represented by certificates or issued in book-entry form; (xii) the place or places at which payment of the cash settlement value of such Currency Warrants is to be made by the Company, if applicable; (xiii) information with respect to book-entry procedures, if any;
(xiv) the plan of distribution of such Currency Warrants; and (xv) any other terms of such Currency Warrants.

     Prospective purchasers of Currency Warrants should be aware of special United States Federal income tax considerations applicable to instruments such as the Currency Warrants. The Prospectus Supplement relating to each issue of Currency Warrants will describe such tax considerations.

     Except as may otherwise be provided in the applicable Prospectus Supplement, the Currency Warrants will be issued in the form of global Currency Warrant Certificates, registered in the name of a depository or its nominee. Holders will not be entitled to receive definitive certificates representing Currency Warrants. A holder's ownership of a Currency Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains such holder's account. In turn, the total number of Currency Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depository in the name of such brokerage firm or its agent. Transfer of ownership of any Currency Warrant will be effected only through the selling holder's brokerage firm.

     Each issue of Currency Warrants will be listed on a national securities exchange, subject only to official notice of issuance, as a condition of sale of such issue of Currency Warrants. In the event that the Currency Warrants are delisted from, or permanently suspended from trading on, such exchange, the expiration date for such Currency Warrants will be the date such delisting or trading suspension becomes effective, and Currency Warrants not previously exercised will be deemed automatically exercised on such expiration date. The applicable Currency Warrant Agreement will contain a covenant of the Company not to seek delisting of the Currency Warrants, or suspension of their trading, on such exchange unless the Company has concurrently arranged for listing on another national securities exchange.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities being offered hereby (i) through underwriters, (ii) through dealers, (iii) through agents or (iv) directly to purchasers. The applicable Prospectus Supplements will set forth the terms of the offerings of any Offered Securities, including the name or names of the underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to the Company from the sale, any underwriting discounts and other items constituting underwriters' compensation and any discounts and commissions allowed or paid to dealers or agents. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If an underwriter or underwriters are utilized in the sale of the Offered Securities, the Company will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. The underwriter or underwriters with respect to an underwritten offering of Offered Securities will be set forth in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. If any underwriter or underwriters are utilized in the sale of the Offered Securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Offered Securities will be obligated to purchase all such Offered Securities if any are purchased. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     If an underwriter or underwriters are utilized in the sale of any Offered Securities, the applicable Prospectus Supplement will contain a statement as to the intention, if any, of such underwriters at the date of such Prospectus Supplement to make a market in the Offered Securities.

     If a dealer is utilized directly by the Company in the sale of the Offered Securities in respect of which this Prospectus is delivered, the Company will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer and the terms of any such sale will be set forth in the Prospectus Supplement relating thereto.

     Offered Securities may be offered and sold through agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named in, and any commissions payable by the Company to such agent will be set forth in, the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     Underwriters, dealers or agents participating in the distribution of Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act.

     Underwriters, dealers or agents who participate in the distribution of Offered Securities may be entitled, under agreements which may be entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments such underwriters, dealers or agents may be required to make in respect thereof.

     The Offered Securities may be sold either at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for the Company, the Bank, Chase USA, Texas Commerce or certain other subsidiaries of the Company in the ordinary course of business.

     Offers to purchase Offered Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto. Except as set forth in the applicable Prospectus Supplement, no director, officer or employee of the Company or its bank subsidiaries will solicit or receive a commission in connection with direct sales by the Company of the Offered Securities, although such persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

     Under Schedule E to the By-Laws ("Schedule E") of the National Association of Securities Dealers, Inc. (the "NASD"), when an NASD member, such as Chase Securities Inc. ("CSI"), participates in the distribution of an affiliated company's securities, the offering must be conducted in accordance with the applicable provisions of Schedule E. CSI is considered to be an "affiliate" (as such term is defined in Schedule E) of the Company by virtue of the fact that the Company is the parent of CSI. The offer and sale of any Offered Securities by CSI or any other qualified affiliate of the Company will comply with the requirements of Schedule E regarding the underwriting of securities of affiliates and with any restrictions as may be imposed on CSI or such other affiliate of the Company by the Federal Reserve Board.

     This Prospectus and the related Prospectus Supplement may be used by direct or indirect wholly-owned subsidiaries of the Company, including CSI, in connection with offers and sales related to secondary market transactions in the Offered Securities. Such subsidiaries may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts (each a "Contract") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and unless the Company otherwise agrees the aggregate principal amount of Debt Securities or number of shares of Preferred Stock or Common Stock sold pursuant to Contracts shall be neither less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with which Contracts, when authorized, may be made include commercial and savings banks, insurance companies, educational and charitable institutions and other institutions, but shall in all cases be subject to the approval of the Company. The obligations of any purchaser under any Contract will not be subject to any conditions except that any related sale of Offered Securities to underwriters shall have occurred and the purchase by an institution of the Offered Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to underwriters, dealers and agents soliciting purchases of Offered Securities pursuant to Contracts accepted by the Company.

     The expected time of delivery of the Offered Securities in respect of which this Prospectus is delivered will be set forth in the accompanying Prospectus Supplement.

                                    EXPERTS

     The financial statements of the Company incorporated in this Prospectus by reference to the 1995 Annual Report of the Company (which are included in the Company's Current Report on Form 8-K dated April 16, 1996) have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

     The validity of the Offered Securities being offered hereby will be passed upon for the Company by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York, and for any underwriters by Cravath, Swaine & Moore, New York, New York. Cravath, Swaine & Moore has represented and continues to represent the Company and its subsidiaries in a substantial number of matters on a regular basis.

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    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            -----
PROSPECTUS SUPPLEMENT
Description of the Medium-Term Notes.....     S-3
  General................................     S-3
  Interest and Interest Rates............     S-4
  Floating Rate Notes....................     S-5
  Fixed Rate Notes.......................     S-6
  Book-Entry Notes.......................     S-6
Certain United States Federal Income Tax
  Consequences...........................     S-7
  Payments of Interest...................     S-8
  Original Issue Discount................     S-8
  Short-Term Notes.......................     S-9
  Market Discount........................    S-10
  Acquisition Premium, Amortizable Bond
    Premium..............................    S-10
  Sale, Exchange and Retirement of
    Notes................................    S-11
  Non-United States Holders..............    S-11
  Backup Withholding and Information
    Reporting............................    S-12
Plan of Distribution.....................    S-13
Legal Opinions...........................    S-14
PROSPECTUS
Available Information....................       2
Incorporation of Certain Documents by
  Reference..............................       2
The Chase Manhattan Corporation..........       3
Consolidated Ratios of Earnings to Fixed
  Charges................................       4
Use of Proceeds..........................       4
Description of Debt Securities...........       5
Description of Preferred Stock...........      15
Description of Common Stock..............      22
Description of Securities Warrants.......      23
Risk Factors Relating to Currency
  Warrants...............................      24
Description of Currency Warrants.........      24
Plan of Distribution.....................      26
Experts..................................      27
Legal Opinions...........................      27

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                                  $500,000,000

                                      LOGO
                              THE CHASE MANHATTAN
                                  CORPORATION

                       SENIOR MEDIUM-TERM NOTES, SERIES D
                            SUBORDINATED MEDIUM-TERM
                                NOTES, SERIES B
                                  ------------

                             PROSPECTUS SUPPLEMENT
                                OCTOBER 8, 1996
                                  ------------

                               SMITH BARNEY INC.
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